                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           TELE-COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           TELE-COMMUNICATIONS, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 15, 1999
                             ---------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the "Annual Meeting") of Tele-Communications, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters at 9197 South Peoria Street, Englewood, Colorado 80112, on December 15, 1999, starting at 10:00 a.m. local time, for the following purposes:

          1. To elect seven (7) directors of the Company to hold office until the Company's next annual meeting of stockholders and until their successors are elected and qualified (the "Election of Directors Proposal").

          2. To transact such other business as may properly come before the Annual Meeting.

     Holders of record of the Company's (a) Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock"), and (b) Common Stock, par value $0.01 per share (the "Common Stock") at the close of business on November 12, 1999, the record date for the Annual Meeting, will be entitled to notice of the Annual Meeting. Holders of record of the foregoing securities at the close of business on the record date will be entitled to vote together as a single class on the Election of Directors Proposal.

     To ensure that your interests will be represented at the Annual Meeting, regardless of whether or not you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.

     This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about November 19, 1999.

                                            By Order of the Board of Directors,

                                            /s/ Stephen M. Brett
                                            Stephen M. Brett
                                            Secretary

Englewood, Colorado
November 12, 1999

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

                           TELE-COMMUNICATIONS, INC.
                            9197 SOUTH PEORIA STREET
                           ENGLEWOOD, COLORADO 80112
                                 (720) 875-5500
                             ---------------------

                                PROXY STATEMENT
                             ---------------------
                       FOR ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Tele-Communications, Inc., a Delaware corporation (the "Company" or "TCI"), of proxies for use at the annual meeting of the stockholders of the Company, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. Proxies are being solicited from the holders of the following securities of the Company (a) Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock"), and (b) Common Stock, par value $0.01 per share (the "Common Stock"). The aforementioned securities shall be referred to in this Proxy Statement, from time to time, as the "Voting Securities."

                               THE ANNUAL MEETING

TIME AND PLACE; PURPOSES

     The Annual Meeting will be held at the Company's corporate headquarters at 9197 South Peoria Street, Englewood, Colorado 80112, on December 15, 1999, starting at 10:00 a.m. local time. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon proposals (a) to elect seven
(7) directors of the Company to hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified (the "Election of Directors Proposal"), and (b) such other business as may properly come before the Annual Meeting.

     This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about November 19, 1999.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Board of Directors has fixed the close of business on November 12, 1999 (the "Record Date"), as the date for the determination of holders of the Voting Securities entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of the Voting Securities at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

     Holders of record of the Voting Securities at the close of business on the Record Date will be entitled to vote together as a single class on the Election of Directors Proposal. At the close of business on the Record Date, there were
(a) 1,552,490 shares of Class B Preferred Stock outstanding and entitled to vote at the Annual Meeting, and (b) 1,327,985,000 shares of Common Stock outstanding and entitled to vote at the Annual Meeting (excluding shares held by a subsidiary of the Company). All of the shares of the Common Stock are beneficially owned by AT&T Corp., a New York corporation and the corporate parent of the Company ("AT&T").

     The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of the Voting Securities entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Election of Directors Proposal must be approved by a plurality of the votes cast with respect to the shares of the Voting Securities, represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class. Each holder of record as of the Record Date of the Voting Securities is entitled to cast one vote per share held on each matter on which holders of shares of such class are entitled to vote at the Annual Meeting. BECAUSE AT&T BENEFICIALLY OWNS SHARES OF COMMON STOCK

REPRESENTING 99.9% OF THE COMBINED VOTING POWER OF THE OUTSTANDING SHARES OF THE VOTING SECURITIES AND BECAUSE AT&T INTENDS TO VOTE ITS SHARES IN FAVOR OF THE ELECTION OF DIRECTORS PROPOSAL, THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL IS ASSURED.

PROXIES

     All shares of the Voting Securities represented by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Election of Directors Proposal. So far as the Company's Board of Directors is aware, the Election of Directors Proposal is the only matter to be acted upon at the Annual Meeting. As to any other matter which may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Annual Meeting, will not be voted and, therefore, except in the case of the Election of Directors Proposal, will have the same effect as a vote cast against the matter to which such instruction is indicated. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Annual Meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular matter.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram, in person or by other means. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable out-of-pocket expenses in connection therewith.

                                MERGER WITH AT&T

     On March 9, 1999, the Company became a subsidiary of AT&T by means of a merger of Italy Merger Corp., a wholly owned subsidiary of AT&T, with and into the Company (the "AT&T Merger"). In connection with the AT&T Merger, among other things (a) the businesses and assets of the Company's former Liberty Media Group and the Company's former TCI Ventures Group were combined, (b) the holders of the Company's Series A TCI Group Common Stock ("TCOMA") received 0.7757 of a share of AT&T Common Stock (the "AT&T Common Stock") and the holders of the Company's Series B TCI Group Common Stock ("TCOMB") received 0.8533 of a share of AT&T Common Stock, (c) the holders of the Company's Series A Liberty Media Group Common Stock ("LBTYA") received one (1) share of a newly created class of AT&T tracking stock named Class A Liberty Media Group Common Stock ("Class A Liberty Stock"), (d) the holders of the Company's Series B Liberty Media Group Common Stock ("LBTYB") received one (1) share of a newly created class of AT&T tracking stock named Class B Liberty Media Group Common Stock ("Class B Liberty Stock"), (e) the holders of the Company's Series A TCI Ventures Group Common Stock ("TCIVA") received 0.52 of a share of Class A Liberty Stock, and (f) the holders of the Company's Series B TCI Ventures Group Common Stock ("TCIVB") received 0.52 of a share of Class B Liberty Stock. In addition to the common stock consideration described above, the holders of the Company's outstanding preferred stocks received either AT&T Common Stock or Class A Liberty Stock in accordance with the conversion provisions of the respective preferred securities. The newly created Class A Liberty Stock and the Class B Liberty Stock of AT&T are intended to reflect the results of the combined Liberty Media Group and TCI Ventures Group. Following the AT&T Merger, AT&T's "Liberty Media

Group" consists of the assets and businesses of the Company's Liberty Media Group and the Company's TCI Ventures Group prior to the AT&T Merger, except for certain assets which were transferred (the "Asset Transfers") from the TCI Ventures Group to the Company's TCI Group in connection with the AT&T Merger in exchange for $5.461 billion in cash. The AT&T "Common Stock Group" consists of all of the other assets and businesses of AT&T, including those of the TCI Group prior to the AT&T Merger and the assets acquired by the TCI Group pursuant to the Asset Transfers. AT&T provided a $5.461 billion inter-company loan to the Company to fund the payment in connection with the Asset Transfers. See "Security Ownership of Certain Beneficial Owners and Management" below for information concerning AT&T's voting power. Subsequent to the AT&T Merger, AT&T declared a 3-for-2 stock split on outstanding shares of the AT&T Common Stock and declared a 2-for-1 stock split on the Class A Liberty Stock and the Class B Liberty Stock (collectively, the "1999 Stock Splits"). The information set forth in this section has not been adjusted for the 1999 Stock Splits.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of June 30, 1999, with respect to the ownership of the Voting Securities by each person known to the Company to own beneficially more than 5% of any such class outstanding on that date. The information in the table and the notes includes the effects of the AT&T Merger and the 1999 Stock Splits. Voting power in the table is computed with respect to a general election of directors. So far as is known to TCI, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

                                                                AMOUNT
                                                                  AND
                                                               NATURE OF        PERCENT
NAME AND ADDRESS                                              BENEFICIAL           OF       VOTING
OF BENEFICIAL OWNER                    TITLE OF CLASS          OWNERSHIP        CLASS(1)   POWER(1)
-------------------                    --------------        -------------      --------   --------
John C. Malone...................  Class B Preferred Stock         273,600(2)     17.6%      *
9197 S. Peoria Street
Englewood, Colorado 80112
Kim Magness......................  Class B Preferred Stock         125,000(3)        8%      *
c/o Baker & Hostetler
303 East 17th Avenue,
Suite 1100
Denver, Colorado 80203
Gary Magness.....................  Class B Preferred Stock         127,098(4)      8.2%      *
c/o Baker & Hostetler
303 East 17th Avenue,
Suite 1100
Denver, Colorado 80203
Salomon Brothers Inc.............  Class B Preferred Stock         100,156(5)      6.5%      *
Salomon Brothers Holding Company
Inc.
Salomon Smith Barney Holdings
Inc.
Travelers Group Inc.
388 Greenwich Street
New York, New York 10013
AT&T Corp........................  Common Stock              1,327,985,000         100%      99.9%
32 Avenue of the Americas
New York, New York 10013-2412

---------------

 *  Less than one percent

(1) Based on 1,327,985,000 shares of Common Stock (excluding shares held by a subsidiary of the Company) and 1,552,490 shares of Class B Preferred Stock.

(2) Includes 6,900 shares of Class B Preferred Stock held by Dr. Malone's wife, Mrs. Leslie Malone, as to which Dr. Malone has disclaimed beneficial ownership.

(3) Based on information from an Amendment No. 9 to a Schedule 13D filed by Mr. Kim Magness. The share amounts include 125,000 shares of Class B Preferred beneficially owned by Magness FT Investment Company LLC ("Magness FT LLC"). Gary Magness and Kim Magness each own a 50% interest in Magness FT LLC. Kim Magness has the sole power to vote the shares of Class B Preferred Stock held by the Magness FT LLC and shared dispositive power with Gary Magness over such shares.

(4) Based on information from an Amendment No. 5 to a Schedule 13D filed by Mr. Gary Magness. The share amounts include 125,000 shares of Class B Preferred beneficially owned by Magness FT LLC. Gary Magness and Kim Magness each own a 50% interest in Magness FT LLC. Kim Magness has the sole power to vote the shares of Class B Preferred Stock held by the Magness FT LLC and shared dispositive power with Gary Magness over such shares.

(5) The number of shares of Class B Preferred Stock in the table is based upon a
    Schedule 13G, dated December 10, 1997, filed by Salomon Brothers Inc. The
    Schedule 13G reflects that Salomon Brothers Inc has shared voting power and shared disposition power over all of the shares of Class B Preferred Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of June 30, 1999, with respect to the ownership by each nominee for director, each named executive officer of the Company and by all current directors and executive officers of the Company as a group of the following shares of stock (a) the Class B Preferred Stock of the Company, (b) the AT&T Common Stock, (c) the Class A Liberty Stock, (d) the Class B Liberty Stock, and (e) the Series A Common Stock of Liberty Digital, Inc. (formerly TCI Music, Inc.), a subsidiary of Liberty Media Corporation (the "Liberty Digital Series A Stock"). Mr. Hindery and Mr. Romrell, both named executive officers as of December 31, 1998, no longer serve as executive officers of the Company.

     This information is given as of June 30, 1999, and in the case of percentage ownership information, is based on 1,552,490 shares of Class B Preferred Stock, 3,196,236,144 shares of AT&T Common Stock, 1,156,716,104 shares of Class A Liberty Stock, 108,430,704 shares of Class B Liberty Stock, and 24,061,232 shares of Liberty Digital Series A Stock outstanding on that date. The information in the table and the notes includes the effects of the AT&T Merger and the 1999 Stock Splits. Shares of such securities issuable within sixty (60) days of June 30, 1999, related to the exercise of options, conversion of convertible securities, or exchange of exchangeable securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of AT&T Common Stock and Class A Liberty Stock in the table includes interests of the named directors or executive officers or of members of the group of directors and executive officers in shares held of record by the trustee of the United Artists Entertainment Company's Employee Stock Ownership Plan for their respective accounts. So far as is known to the Company, the persons indicated below have sole voting power with respect to the shares indicated as owned by them.

                                                                                              PERCENT
NAME OF                                                           AMOUNT AND NATURE OF           OF
BENEFICIAL OWNER                         TITLE OF CLASS           BENEFICIAL OWNERSHIP        CLASS(1)
----------------                         --------------           --------------------        --------
John W. Gallivan...............  Class B Preferred Stock                       14(2)            *
                                 AT&T Common Stock                        111,014(2)            *
                                 Class A Liberty Stock                     72,028(2)            *
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock                                 *

                                                                                              PERCENT
NAME OF                                                           AMOUNT AND NATURE OF           OF
BENEFICIAL OWNER                         TITLE OF CLASS           BENEFICIAL OWNERSHIP        CLASS(1)
----------------                         --------------           --------------------        --------
Paul A. Gould..................  Class B Preferred Stock                   12,248               *
                                 AT&T Common Stock
                                 Class A Liberty Stock                    753,374(3)            *
                                 Class B Liberty Stock                    213,922               *
                                 Liberty Digital Series A Stock
Leo J. Hindery, Jr. ...........  Class B Preferred Stock
                                 AT&T Common Stock                        266,883(4)            *
                                 Class A Liberty Stock                    487,200(4)            *
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock           333,334(5)             1.4%
Jerome H. Kern.................  Class B Preferred Stock
                                 AT&T Common Stock                        455,093(6)            *
                                 Class A Liberty Stock                    934,584(6)            *
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
H. Eugene Lockhart.............  Class B Preferred Stock
                                 AT&T Common Stock                            600               *
                                 Class A Liberty Stock
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
John C. Malone.................  Class B Preferred Stock                  273,600(7)            17.6%
                                 AT&T Common Stock                     34,825,809(7)(8)(9)       1.1%
                                 Class A Liberty Stock                  3,220,214(7)(8)(9)      *
                                 Class B Liberty Stock                 73,068,039(7)(8)(9)      67.0%
                                 Liberty Digital Series A Stock
John C. Petrillo...............  Class B Preferred Stock
                                 AT&T Common Stock                        198,166(10)           *
                                 Class A Liberty Stock
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
Daniel E. Somers...............  Class B Preferred Stock
                                 AT&T Common Stock                        119,880(11)           *
                                 Class A Liberty Stock
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
Stephen M. Brett...............  Class B Preferred Stock
                                 AT&T Common Stock                        107,837(12)           *
                                 Class A Liberty Stock                    383,234(12)           *
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
Marvin L. Jones................  Class B Preferred Stock
                                 AT&T Common Stock                         88,955(13)           *
                                 Class A Liberty Stock                     18,468               *
                                 Class B Liberty Stock
                                 Liberty Digital Series A Stock
Larry E. Romrell...............  Class B Preferred Stock
                                 AT&T Common Stock                        142,949(14)           *
                                 Class A Liberty Stock                  1,105,244(14)           *
                                 Class B Liberty Stock                      1,620               *
                                 Liberty Digital Series A Stock

                                                                                              PERCENT
NAME OF                                                           AMOUNT AND NATURE OF           OF
BENEFICIAL OWNER                         TITLE OF CLASS           BENEFICIAL OWNERSHIP        CLASS(1)
----------------                         --------------           --------------------        --------
All directors and executive
officers
  as a group (15 persons)......  Class B Preferred Stock                  285,862(2)(7)         18.4%
                                 AT&T Common Stock                     36,456,702(15)            1.1%
                                 Class A Liberty Stock                  7,059,121(16)           *
                                 Class B Liberty Stock                 73,283,581(17)           67.2%
                                 Liberty Digital Series A Stock           333,334(5)             1.4%

---------------

  *  Less than one percent

 (1) AT&T beneficially owns shares of Common Stock representing 99.9% of the combined voting power of the outstanding shares of the Voting Securities for most matters subject to stockholder vote, including the election of directors. Therefore, AT&T has the voting power to control the vote with respect to most matters, including the election of directors.

 (2) Includes 14 shares of Class B Preferred Stock, 1,773 shares of AT&T Common Stock, and 1,712 shares of Class A Liberty Stock held by Mr. Gallivan's wife. Also, includes 11,635 shares of AT&T Common Stock and 45,000 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options.

 (3) Includes 57,300 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options.

 (4) Includes 244,345 shares of AT&T Common Stock and 487,200 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, Mr. Hindery beneficially owns 1,366,629 shares of restricted AT&T Common Stock and 52,969 shares of restricted Class A Liberty Stock, none of which was vested as of June 30, 1999.

 (5) Includes 333,334 shares of Liberty Digital Series A Stock which may be acquired within sixty (60) days pursuant to stock options granted in tandem with stock appreciation rights.

 (6) Includes 296,705 shares of AT&T Common Stock and 629,550 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, Mr. Kern beneficially owns 481,268 shares of restricted AT&T Common Stock and 75,670 shares of restricted Class A Liberty Stock, none of which has currently vested. Includes 12,798 shares of AT&T Common Stock and 33,200 shares Class A Liberty Stock held by Mr. Kern's wife and as to which Mr. Kern disclaims beneficial ownership.

 (7) Includes 6,900 shares of Class B Preferred Stock, 1,004,620 shares of AT&T Common Stock, 25,452 shares of Class A Liberty Stock, and 1,704,718 shares of Class B Liberty Stock held by Dr. Malone's wife, as to which Dr. Malone has disclaimed beneficial ownership.

 (8) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights (a) 162,897 shares of AT&T Common Stock, (b) 3,194,600 shares of Class A Liberty Stock, and (c) 582,400 shares of Class B Liberty Stock.

 (9) On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the Company entered into a call agreement with Dr. Malone and Mrs. Malone (the "Malones"), and a call agreement with the Magness Estate, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to the Company the right under certain circumstances to acquire all of the shares of the Company's common stock that entitled the holder to cast more than one vote per share (the "High Voting Stock"). Also, in February 1998, the Company, the Magness Group and the Malones entered into a stockholders' agreement, pursuant to which, among other things, the Magness Group and the Malones agreed to consult with each other in connection with matters to be brought to the vote of the Company's shareholders, subject to the proviso that if they could not agree on how to vote, Dr. Malone would have an irrevocable proxy to vote the High Voting Stock held by the Magness Group. In March 1999, in connection with the AT&T Merger, a letter was signed clarifying that under the call agreements and the stockholders' agreement, Liberty Media Corporation, a company whose common stock is indirectly beneficially owned by AT&T ("Liberty Media Corporation") became entitled to exercise the Company's rights and became subject to its obligations under those agreements. In addition, the stockholders' agreement was clarified so that Dr. Malone's irrevocable proxy to vote shares held by the Magness Group now relates only to the Class B Liberty Stock or any super voting common stock of Liberty Media Corporation or its successors held by the Magness Group. See "CONCERNING MANAGEMENT -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions -- Magness and Malone Transactions" below for additional information related to the call agreements and the stockholders' agreement. As a result of certain provisions of the stockholders' agreement described above, Dr. Malone's beneficial ownership of Class B Liberty Stock includes 23,895,583 shares beneficially owned by the Magness Group.

(10) Includes beneficial ownership of 195,944 shares of AT&T Common Stock which may be acquired within sixty (60) days pursuant to stock options. In addition to the shares set forth in the table, Mr. Petrillo holds 11,346 shares in deferred compensation accounts.

(11) Includes beneficial ownership of 118,998 shares of AT&T Common Stock which may be acquired within sixty (60) days pursuant to stock options. In addition to the shares set forth in the table, Mr. Somers holds 23,850 shares in deferred compensation accounts.

(12) Includes 105,069 shares of AT&T Common Stock and 380,652 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, Mr. Brett beneficially owns 161,306 shares of restricted AT&T Common Stock and 54,080 shares of restricted Class A Liberty Stock, none of which has currently vested.

(13) Includes 78,190 shares of AT&T Common Stock which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, Mr. Jones beneficially owns 105,300 shares of restricted AT&T Common Stock.

(14) Includes 136,833 shares of AT&T Common Stock and 1,004,292 shares of Class A Liberty Stock which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, Mr. Romrell beneficially owns 149,456 shares of restricted AT&T Common Stock and 75,268 shares of restricted Class A Liberty Stock, none of which has currently vested.

(15) Please see notes 2, 4, 6, 7, 8, 9, 10, 11, 12, 13 and 14 above. Includes 767 shares of AT&T Common Stock held by an executive officer's wife, 1,412 shares held by his children and 61,866 shares held jointly with his spouse. Also, includes 70,104 shares of AT&T Common Stock held by three executive officers which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights. In addition to the shares set forth in the table, two of the three executive officers referred to above beneficially own a total of 92,502 shares of restricted AT&T Common Stock, none of which has currently vested.

(16) Please see notes 2, 3, 4, 6, 7, 8, 9, 12 and 14 above. Includes 57,456 shares of Class A Liberty Stock held by two executive officers which may be acquired within sixty (60) days pursuant to stock options/stock appreciation rights.

(17) Please see notes 7, 8 and 9 above.

     No equity securities in any subsidiary of the Company, other than directors' qualifying shares, are owned by any of the Company's executive officers or directors, except for those shares of Liberty Digital Series A Stock reflected in the above table and except for 103 shares of TCI Holdings, Inc. ("TCI Holdings") 12% Series C Cumulative Compounding Preferred Stock ("TCI Holdings Preferred Stock") beneficially owned by Mr. Larry Romrell, a former executive officer of the Company.

CHANGE OF CONTROL

     On March 9, 1999, the Company became a subsidiary of AT&T pursuant to the AT&T Merger. The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                         ELECTION OF DIRECTORS PROPOSAL

GENERAL

     The persons named in the accompanying proxy will vote for the election of seven (7) directors, with the term of office of each to continue until the annual meeting of stockholders in the year 2000 or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. John
W. Gallivan, Paul A. Gould, Jerome H. Kern, H. Eugene Lockhart, John C. Malone, John C. Petrillo, and Daniel E. Somers are the seven (7) nominees for election as directors of the Company, and the Company is informed that these nominees are willing to serve as directors. However, if any such nominee should decline or shall become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Each of such nominees is an incumbent director.

     The following lists the seven (7) nominees for election as directors of the Company including the birth date of each person, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The information presented is dated as of September 1, 1999. The number of shares of Voting Securities owned beneficially by each such person as of June 30, 1999 are set forth in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

NOMINEES FOR ELECTION AS DIRECTORS

     JOHN W. GALLIVAN: Born June 28, 1915; director of the Company since June 1994. Mr. Gallivan served as the Chairman of the Board and a director of Kearns Tribune Corporation ("Kearns"), a newspaper conglomerate, from 1953 until the acquisition of Kearns by the Company on July 31, 1997. In August 1997, Mr. Gallivan was appointed as a director of Kearns following Kearns becoming a subsidiary of the Company and served in such capacity until March 1999. Mr. Gallivan is a director of the Silver King Mining Company.

     PAUL A. GOULD: Born September 27, 1945; director of the Company since December 1996. Mr. Gould has been a Managing Director and an Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould has been a director of Liberty Media Corporation since March 1999 and is also a director of Ascent Entertainment Group, Inc. and Sunburst Hospitality Corporation.

     JEROME H. KERN: Born June 1, 1937; director of the Company since June 1994. Mr. Kern has served as Vice Chairman of the Board of the Company since June 1998. Mr. Kern served as a consultant to the Company from June 1998 to March 1999. Mr. Kern was Special Counsel with the law firm of Baker & Botts, L.L.P. from July 1996 to June 1998 and was a senior partner with Baker & Botts, L.L.P. from September 1992 to July 1996. Mr. Kern has served as a director of Liberty Media Corporation since March 1999 and has served as a director of TCI Pacific since February 1998.

     H. EUGENE LOCKHART: Born November 4, 1949; director of the Company since July 1999. Mr. Lockhart has served as President of AT&T Consumer Services since July 1999 and served as Executive Vice President and Chief Marketing Officer of AT&T from February 1999 to July 1999. Mr. Lockhart is also a member of the AT&T Operations Group, AT&T's most senior executive body. Mr. Lockhart served as President of BankAmerica Corporation's Global Retail Bank from 1997 to 1998, President and Chief Operating Officer of MasterCard International from 1993 to 1997, and Chief Executive Officer of Midland Bank PLC from 1986 to

1993, all financial service institutions. Mr. Lockhart is a director of Nabisco Group Holdings, First Republic Bank, IMS Health Incorporated and the Royal Academy of Art in London.

     JOHN C. MALONE: Born March 7, 1941; director of the Company since June 1994. Dr. Malone served as Chairman of the Board of the Company from November 1996 to March 1999, Chief Executive Officer of the Company from January 1994 to March 1999 and President of the Company from January 1994 to March 1997. Dr. Malone served as Chief Executive Officer of TCIC from March 1992 to October 1994 and President of TCIC from 1973 to October 1994. Dr. Malone has served as Chairman of the Board and a director of Liberty Media Corporation since 1990. In addition, Dr. Malone is a director and/or Chairman of the Board of many of Liberty Media Corporation's subsidiaries. Dr. Malone has served as a director of AT&T since March 1999 and TCI Pacific since July 1996. Dr. Malone is also a director of At Home Corporation, The Bank of New York and TCI Satellite Entertainment, Inc. ("TSAT").

     JOHN C. PETRILLO: Born April 30, 1949; director of the Company since July 1999. Mr. Petrillo has served as Executive Vice President of Corporate Strategy and Business Development of AT&T since May 1996. Mr. Petrillo was the President of AT&T's Business Communications Services from 1993 to 1995 and also served as AT&T Vice President of Strategic Planning from 1991 to 1993, AT&T Vice President of Business Communications Services in 1990, AT&T Services Vice President in 1987 and AT&T Director of Personnel in 1986. Mr. Petrillo has served as a director of Liberty Media Corporation since March 1999 and is also a director of At Home Corporation.

     DANIEL E. SOMERS: Born December 9, 1947; director of the Company since July 1999. Mr. Somers has served as Senior Executive Vice President and Chief Financial Officer of AT&T since May 1997. Mr. Somers has also recently assumed responsibility for the operational leadership of AT&T Broadband & Internet Services, a business unit of AT&T. Mr. Somers is a member of the AT&T Operations Group, AT&T's most senior executive body. Mr. Somers served as Chairman and Chief Executive Officer of Bell Cablemedia plc of London, a cable communications company, for two years prior to joining AT&T and Executive Vice President and Chief Financial Officer of Bell Canada International, Inc., a provider of telecommunications services including telephone, cable television and cellular services, from 1992 to 1995. Mr. Somers has served as a director of Liberty Media Corporation since March 1999 and is also a director of The Lubrizol Corporation.

VOTES REQUIRED FOR APPROVAL

     The Election of Directors Proposal must be approved by a plurality of the votes cast with respect to the shares of the Common Stock and the Class B Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class.

                             CONCERNING MANAGEMENT

EXECUTIVE OFFICERS

     The following lists the executive officers of the Company, other than the directors listed above, their birth dates, a description of their business experience and positions held with the Company as of September 1, 1999. All officers are appointed for an indefinite term, serving at the pleasure of the Board of Directors.

NAME                             POSITION
----                             --------

Stephen M. Brett.........
Born September 20, 1940          Has served as Senior Executive Vice President
                                 of the Company since March 1999 and Secretary since January 1994. Mr. Brett served as
                                 Executive Vice President and the General
                                 Counsel of the Company from January 1994 to March 1999. Mr. Brett served as an Executive
                                 Vice President of TCIC from October 1997 to
                                 March 1999, served as a Senior Vice President of TCIC from 1991 to October 1997 and served as General Counsel of TCIC from 1991 to March
                                 1999. Mr. Brett is a Vice President and
                                 Secretary of most of the Company's
                                 subsidiaries.

William R. Fitzgerald....
Born May 20, 1957                Mr. Fitzgerald has served as Executive Vice
                                 President of the Company since March 1999 and has served as Chief Operating Officer, Operations Administration, of the Company since
                                 August 1999. Mr. Fitzgerald served as Chief
                                 Operating Officer of the Company from March
                                 1999 to August 1999. Mr. Fitzgerald served as
                                 Chief Operating Officer of TCIC from November
                                 1998 to March 1999, served as an Executive Vice
                                 President of TCIC from December 1997 to March
                                 1999 and served as a Senior Vice President of TCIC from March 1996 to December 1997. Mr.
                                 Fitzgerald serves as a Vice President of various subsidiaries of the Company. Mr.
                                 Fitzgerald was a Senior Vice President and a Partner in Daniels & Associates, a brokerage and investment banking company, from 1988 to 1996.

J. Curt Hockemeier............
Born May 15, 1948                Mr. Hockemeier has served as Executive Vice
                                 President and Chief Operating Officer,
                                 Telephony, of the Company since June 1999. Mr.
                                 Hockemeier served as Local Network Services
                                 Senior Vice President of AT&T from July 1998 to
                                 June 1999. Mr. Hockemeier served as Senior Vice
                                 President, Network Operations, and Senior Vice
                                 President, Network Development and
                                 Optimization, of Teleport Communications Group
                                 ("Teleport"), a provider of local telephone services to commercial customers, from October
                                 1997 to July 1998 and served as Senior Vice
                                 President, Affiliate Services, of Teleport from
                                 January 1993 to October 1997.

Marvin L. Jones...............
Born September 11, 1937          Mr. Jones has served as an Executive Vice
                                 President of the Company since April 1998. Mr.
                                 Jones served as President and Chief Executive
                                 Officer of TCIC from June 1998 to November
                                 1998. Mr. Jones served as an Executive Vice
                                 President and the Chief Operating Officer of
                                 TCIC from March 1997 to June 1998. Mr. Jones served as the President of one of TCIC's three cable units from November 1996 to March 1997.
                                 Previously, Mr. Jones was a consultant in the cable television industry from 1991 to November
                                 1996. Mr. Jones serves as a Vice President or the President of various subsidiaries of the Company.

Ann M. Koets..................
Born January 21, 1958            Ms. Koets has served as an Executive Vice
                                 President and the Chief Financial Officer of the Company since March 1999 and has served as Treasurer of the Company since April 1999. Ms.
                                 Koets served as an Executive Vice President of TCIC from December 1997 to March 1999. Ms.
                                 Koets served as a Senior Vice President of TCIC from May 1997 to December 1997 and has served in various other capacities with TCIC for more than the past five years. Ms. Koets is a Vice
                                 President and Treasurer or Assistant Treasurer of most of the Company's subsidiaries.

Carl E. Vogel.................
Born October 18, 1957            Mr. Vogel has served as Executive Vice
                                 President of the Company since June 1999 and has served as Chief Operating Officer, Field
                                 Operations, of the Company since August 1999.
                                 Mr. Vogel served as Chief Operating Officer,
                                 Data Services, of the Company from June 1999 to
                                 August 1999. Mr. Vogel served as Chairman of the Board and Chief Executive Officer of
                                 Primestar, Inc., a national provider of
                                 subscription television services, from June
                                 1998 to June 1999. Mr. Vogel has served as Vice
                                 Chairman of Star Choice Communications ("Star
                                 Choice"), a publicly traded Canadian direct broadcast satellite company, since June 1998 and served as Chief Executive Officer of Star
                                 Choice from October 1997 to June 1998. Mr.
                                 Vogel served as President of EchoStar
                                 Communications Corporation ("EchoStar"), a subscription television business using direct broadcast satellites, from March 1995 to March
                                 1997 and served as Executive Vice President and Chief Operating Officer of EchoStar from March
                                 1994 to March 1995.

     Effective March 8, 1999, Mr. Larry Romrell resigned as an Executive Vice President of the Company and became a consultant to the Company. Effective October 8, 1999, Leo J. Hindery, Jr. resigned his positions with the Company and became a consultant to AT&T.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers, by blood, marriage or adoption.

     During the past five years, none of the above persons have had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such Section 16(a) forms filed on Forms 3, 4 and 5, and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that, during the year ended December 31, 1998, its executive officers, directors and greater-than-ten-percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except that one report, covering two transactions, was filed late by Mr. Gary S. Howard, a former executive officer of the Company and one report, covering one transaction, was filed late by Dr. John C. Malone, a director and a former executive officer of the Company.

EXECUTIVE COMPENSATION

     The following tables set forth information relating to compensation (which compensation includes grants of restricted stock, stock options and stock appreciation rights ("SARs") in respect of securities of the Company and certain of the Company's subsidiaries and affiliates) for its Chief Executive Officer, and the four other most highly compensated executive officers, whose salary and bonus from the Company exceeded $100,000 for the fiscal year ended December 31, 1998 (collectively, the "named executive officers"). Because the information set forth below is dated as of December 31, 1998, the information in the tables has not been adjusted for the effects of the AT&T Merger and the 1999 Stock Splits. Additional information concerning the effects of the AT&T Merger and the 1999 Stock Splits has been set forth in certain of the footnotes following the tables.

     AT&T Merger and 1999 Stock Splits. Prior to the AT&T Merger, each of the named executive officers held options (and SARs granted in tandem with such options) to purchase shares of one or more series of the Company's common stock, including TCOMA, LBTYA, TCIVA and TCIVB. In the AT&T Merger (a) each option to purchase shares of TCOMA was converted into an option to purchase a number of shares of AT&T Common Stock determined by multiplying the number of shares of TCOMA subject to such option by 0.7757, and (b) each option to purchase shares of LBTYA was converted into an option to purchase shares of Class A Liberty Stock equal to the number of shares of LBTYA subject to such option. The per share exercise price of each option to purchase AT&T Common Stock was adjusted to be equal to the exercise price per share of the corresponding TCOMA option on March 9, 1999, divided by 0.7757. The per share exercise price of each option to purchase Class A Liberty Stock equals the per share exercise price in effect on March 9, 1999, for the predecessor option.

     At the time of the AT&T Merger, each option to purchase shares of the Company's TCIVA stock was converted into an option to purchase a number of shares of Class A Liberty Stock determined by multiplying the number of shares of TCIVA stock subject to such option by 0.52. Similarly, each option to purchase shares of the Company's TCIVB stock was converted into an option to purchase a number of shares of Class B Liberty Stock determined by multiplying the number of shares of TCIVB stock subject to such option by 0.52. The per share exercise price of each option to purchase Class A Liberty Stock or Class B Liberty Stock was adjusted to be equal to the exercise price per share of the corresponding TCIVA or TCIVB option on March 9, 1999, divided by the exchange ratio of 0.52. The number of shares subject to outstanding options and the related exercise prices as described above were later adjusted for the 1999 Stock Splits.

     Shares of restricted stock held by the Company's executive officers prior to the AT&T Merger were converted into the number and class of AT&T securities that were received by the Company's stockholders generally. Except as otherwise described below, the vesting and other material terms of such restricted stock awards remained the same. Such shares of restricted stock were subject to the 1999 Stock Splits and the numbers of shares subject to the restricted stock award were adjusted for the 1999 Stock Splits.

     Background of Stock Adjustments Prior to AT&T Merger. On December 4, 1996, the Company distributed (the "TSAT Distribution") to the holders of shares of TCOMA and TCOMB all of the issued and outstanding common stock of TSAT. Prior to December 4, 1996, certain directors, officers and employees of TCI and its subsidiaries were granted options to purchase shares of TCOMA ("TCI Options") and stock appreciation rights with respect to shares of TCOMA ("TCI SARs"). The TCI Options and the TCI SARs were granted pursuant to various stock incentive plans of the Company (the "TCI Plans"). The TCI Plans gave the Board of Directors of the Company the authority to make equitable adjustments to outstanding TCI Options and TCI SARs in the event of certain types of transactions, including transactions such as the TSAT Distribution.

     The Board of Directors determined that, immediately prior to the TSAT Distribution, each TCI Option would be divided into two separately exercisable options as follows: (a) an option to purchase TSAT Series A Common Stock ("TSAT Option"), exercisable for the number of shares of TSAT Series A Common Stock ("TSAT Series A Stock") that would have been issued in the TSAT Distribution in respect of the shares of TCOMA subject to the applicable TCI Option, if such TCI Option had been exercised in full immediately prior to the record date of the TSAT Distribution, and containing substantially equivalent terms as the existing

TCI Option, and (b) an option to purchase TCOMA (a "TCI Group Series A Option"), exercisable for the same number of shares of TCOMA as the corresponding TCI Option had been. The aggregate exercise price of each TCI Option was allocated between the TSAT Option and the TCI Group Series A Option into which it was divided, and all other terms, including date of grant, of the TSAT Option and TCI Group Series A Option are in all material respects the same as the terms of such TCI Option. Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding TCI Group Series A SARs and TSAT SARs instead of TCI SARs, and to outstanding restricted stock awards, resulting in the holders thereof holding restricted shares of TSAT Series A Stock in addition to restricted shares of TCOMA. The foregoing adjustments were made pursuant to the anti-dilution provisions of the TCI Plans pursuant to which the respective TCI Options and TCI SARs were granted. Such adjustments are reflected in the information in the following tables and notes.

     Prior to the TSAT Distribution, the Company and TSAT entered into an agreement to sell to each other from time to time at the then current market price shares of TCOMA and TSAT Series A Stock, respectively, as necessary to satisfy their respective obligations under the plans.

     Effective January 14, 1997, the Company issued a stock dividend to holders of LBTYA and LBTYB consisting of one share of LBTYA for every two shares of LBTYA owned and one share of LBTYA for every two shares of LBTYB owned (the "1997 Liberty Group Stock Dividend"). As a result of the 1997 Liberty Group Stock Dividend, the number of shares underlying options granted in tandem with stock appreciation rights to purchase LBTYA and the exercise prices of such options in tandem with stock appreciation rights have been adjusted in the following tables and notes.

     On September 10, 1997, the Company concluded an exchange offer with its stockholders (the "Exchange Offer") whereby the Company created two new series of tracking stocks, TCIVA and TCIVB. Pursuant to the Exchange Offer, the Company offered to exchange (a) shares of TCIVA for TCOMA, and (b) shares of TCIVB for TCOMB.

     As stated above, the TCI Plans give the Company's Board of Directors the authority to make equitable adjustments to outstanding TCI Options and TCI SARs in the event of certain types of transactions, of which the Exchange Offer was one. The Compensation Committee of the Board of Directors elected to adjust the TCI Group Series A Options and SARs to reflect the expected shift of attributed value from the TCI Group Common Stock to the newly created Ventures Group Common Stock. As a result, the TCI Group Series A Options outstanding immediately prior to the Exchange Offer were canceled and reissued as two separately exercisable options (a) with 70% of the shares of TCOMA underlying the TCI Group Series A Options allocated to an option to purchase TCOMA, and (b) with 30% of the shares of TCOMA underlying the TCI Group Series A Options allocated to an option to purchase TCIVA. The terms of these adjusted options, including the exercise price and the date of grant, are in all material respects the same as the terms of the TCOMA Options. The Board of Directors made corresponding adjustments to outstanding TCOMA SARs. The information in the following tables and notes reflect the adjusted TCOMA Options and TCOMA SARs.

     Effective February 6, 1998, the Company issued a stock dividend to holders of LBTYA and LBTYB consisting of one share of LBTYA for every two shares of LBTYA owned and one share of LBTYB for every two shares of LBTYB owned (the "1998 Stock Dividends"). As a result of the 1998 Stock Dividends, the number of shares underlying the options granted in tandem with stock appreciation rights to purchase LBTYA, TCIVA, and TCIVB, respectively, and the respective exercise prices of such options in tandem with stock appreciation rights have been adjusted in the following tables and notes.

     On November 19, 1998, the Company acquired all of the outstanding shares of common stock of Tele-Communications International, Inc. ("TINTA") not already beneficially owned by the Company (the "TINTA Merger"). Each outstanding share of TINTA Series A Common Stock was converted into 0.58 of a share of LBTYA. As a result, the number of shares underlying the options granted in tandem with stock appreciation rights to purchase TINTA Series A Common Stock and the respective exercise prices have been converted into options granted in tandem with stock appreciation rights to purchase LBTYA and are reflected as such in the following tables and notes.

     Summary Compensation Table of the Company. The following table shows, for each of the years in the three-year period ended December 31, 1998, all forms of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1998. The following table has not been adjusted to reflect the effects of the AT&T Merger and the 1999 Stock Splits and sets forth such officer's title and position held as of December 31, 1998.

                                                                            LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                 ---------------------------
                         ---------------------------------------------    RESTRICTED      SECURITIES
                                                          OTHER ANNUAL       STOCK        UNDERLYING            ALL OTHER
NAME AND PRINCIPAL                                        COMPENSATION     AWARD(S)      OPTIONS/SARS          COMPENSATION
POSITION AS OF 12/31/98  YEAR   SALARY($)      BONUS($)       ($)             ($)           (#)(1)                 ($)
-----------------------  ----   ---------      --------   ------------    -----------    ------------          ------------
John C. Malone........   1998   $950,000         $--        $     --      $        --            --              $ 15,000(5)
Chairman of the          1997   $819,346         $--        $  3,318(2)   $        --     2,800,000(3)           $ 15,000(5)
  Board and Chief        1996   $900,000         $--        $  4,496(2)   $        --        29,000(4)           $ 17,500(5)(6)
  Executive Officer
Leo J. Hindery, Jr....   1998   $946,538         $--        $102,102(8)   $38,687,500(9)         --              $ 15,000(5)
President and            1997   $617,961(7)      $--        $ 92,727(8)   $ 3,162,500(10)  5,267,334(11)(12)(20) $ 34,462(13)
  Chief Operating        1996   $     --         $--        $     --      $        --            --              $     --
  Officer
Stephen M. Brett......   1998   $580,192         $--        $     --      $ 3,723,125(14)         --             $ 15,000(5)
Executive Vice           1997   $482,250         $--        $  2,796(2)   $        --       627,500(12)          $ 15,000(5)
  President              1996   $450,000         $--        $  4,239(2)   $        --            --              $ 15,000(5)
Larry E. Romrell......   1998   $580,192         $--        $     --      $ 3,723,125(14)         --             $ 15,000(5)
Executive Vice           1997   $549,615         $--        $  2,782(2)   $        --       351,000(12)(15)      $ 15,000(5)
  President              1996   $500,000         $--        $  4,910(2)   $        --       694,096(16)(21)      $ 15,000(5)
Marvin L. Jones.......   1998   $580,192         $--        $     --      $ 3,602,813(18)         --             $ 15,000(5)
Executive Vice           1997   $498,791         $--        $     --      $        --       448,500(12)(15)      $ 15,000(5)
  President              1996   $ 61,207(17)     $--        $     --      $        --            --              $386,653(19)

---------------

 (1) Adjusted to reflect the effect of the TSAT Distribution, the 1997 Liberty Group Stock Dividend, the Exchange Offer, the 1998 Stock Dividends, and the TINTA Merger. Does not include the effects of the AT&T Merger and the 1999 Stock Splits.

 (2) Consists of amounts reimbursed during the year indicated for the payment of taxes.

 (3) On December 16, 1997, pursuant to the Company's 1998 Incentive Plan (the "1998 Incentive Plan"), Dr. Malone was granted options in tandem with stock appreciation rights to acquire 2,800,000 shares of TCIVB at an exercise price of $10.37 per share. The options in tandem with stock appreciation rights granted to Dr. Malone vest evenly over five years with such vesting period beginning on December 16, 1997. Such options with tandem stock appreciation rights first became exercisable on December 16, 1998 and expire on December 16, 2007. In connection with the AT&T Merger and the 1999 Stock Splits, such option was converted into an option to acquire 2,912,000 shares of Class B Liberty Stock at an exercise price of $9.97.

     Notwithstanding the vesting schedule as set forth in Dr. Malone's option agreement, the option shares and stock appreciation rights shall immediately vest and become exercisable if Dr. Malone's employment with the
     Company: (a) shall terminate by reason of: (i) termination by the Company without cause; (ii) termination by Dr. Malone for good reason (as defined in the agreement); or (iii) disability; (b) shall terminate pursuant to the provisions of a written employment agreement, if any, between Dr. Malone and the Company which expressly permits Dr. Malone to terminate such employment upon the occurrence of certain specified events; or (c) shall terminate if Dr. Malone dies while employed by the Company. Further, the option shares and stock appreciation rights will immediately vest and become exercisable in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the 1998 Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee, under the circumstances specified in the 1998 Incentive Plan, determines otherwise.

 (4) On April 11, 1996, Dr. Malone (along with three other TINTA non-employee directors) was granted, pursuant to TINTA's 1996 Nonemployee Director Stock Option Plan, options to acquire 29,000 shares of LBTYA. Such grants of options were made at an exercise price of $27.58 per share. Such options vest evenly over five years, first became exercisable on April 11, 1997, and expire on April 11, 2006. In connection with the AT&T Merger and the 1999 Stock Splits, such option was converted into an option to acquire 58,000 shares of Class A Liberty Stock at an exercise price of $13.79.

 (5) Amounts represent contributions to the TCI Stock Plan. Subsequent to the AT&T Merger, the TCI Stock Plan was amended and renamed the AT&T Long Term Savings Plan. The discussion set forth below is as of December 31, 1998 and discusses the terms of the TCI Stock Plan.

     The TCI Stock Plan provided benefits upon an employee's retirement which normally is when the employee reaches 65 years of age. TCI Stock Plan participants could contribute up to 10% of their compensation and the Company (by annual resolution of the Board of Directors) could contribute up to a matching 100% of the participants' contributions. Participant contributions to the TCI Stock Plan were fully vested upon contribution.

     Generally, participants acquired a vested right in the Company contributions as follows:

YEARS OF SERVICE                                        VESTING PERCENTAGE
----------------                                        ------------------
Less than 1............................................          0%
1-2....................................................         33%
2-3....................................................         66%
3 or more..............................................        100%

     With respect to the Company contributions made to the TCI Stock Plan in 1998, 1997 and 1996, Messrs. Malone, Brett, Romrell and Jones are fully vested. The TCI Stock Plan also included a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) were used to reduce the Company's otherwise determined contributions.

     Directors who were not employees of the Company were ineligible to participate in the TCI Stock Plan. Under the terms of the TCI Stock Plan, employees were eligible to participate after three months of service. The Company retained the right to terminate the TCI Stock Plan at any time. The TCI Stock Plan provided for full immediate vesting of all participants' rights upon termination of the TCI Stock Plan.

 (6) Includes fees paid to directors for attendance at each meeting of the Board of Directors at the rate of $500 per meeting. During 1996, a total of $2,500 of such fees were paid to Dr. Malone. Dr. Malone waived his right to receive such fees in 1997 and 1998.

 (7) Mr. Hindery commenced his employment with the Company as of March 1997. Accordingly, the 1997 salary information included in the table represents only ten months of employment during 1997.

 (8) Includes the following benefits paid to Mr. Hindery (a) 1998 -- a housing allowance of $28,582 and use of a Company plane valued at $52,727 and (b) 1997 -- a housing allowance of $43,853 and use of a Company plane valued at $16,458.

 (9) On June 23, 1998, pursuant to the 1998 Incentive Plan, the Company granted Mr. Hindery 1,000,000 restricted shares of TCOMA, which vest as to 50% of such shares in June 2002 and as to the remaining 50% in June 2003. At the end of 1998, the restricted shares had an aggregate value of $55,312,500, based upon the closing sales price per share of TCOMA on the National Market tier of The Nasdaq Stock Market ("Nasdaq") on December 31, 1998. The Company did not pay cash dividends on its common stock prior to the AT&T Merger. In connection with the AT&T Merger and the 1999 Stock Splits, such restricted stock was converted into 1,163,550 shares of AT&T Common Stock.

(10) On July 23, 1997, pursuant to the Tele-Communications, Inc. 1996 Incentive Plan (the "1996 Plan"), the Company granted Mr. Hindery 174,534 restricted shares of TCOMA and 50,932 restricted shares of TCIVA, which vest as to 50% of such shares in July 2001 and as to the remaining 50% in July 2002. At the end of 1998, the restricted shares of TCOMA had an aggregate value of $9,653,912, based upon the closing sales price per share of TCOMA on Nasdaq on December 31, 1998. At the end of 1998, the restricted shares of TCIVA had an aggregate value of $1,200,085, based upon the closing sales price per share of the TCIVA on Nasdaq on December 31, 1998. In connection with the AT&T Merger and the

     1999 Stock Splits, such restricted stock was converted into 203,079 shares of AT&T Common Stock and 52,969 shares of Class A Liberty Stock.

(11) On February 7, 1997, Mr. Hindery, pursuant to the 1996 Plan, was granted options in tandem with stock appreciation rights to acquire 700,000 shares of TCOMA, 600,000 shares of TCIVA, 375,000 shares of LBTYA, and 29,000 shares of LBTYA (after adjustment for the TINTA Merger) at exercise prices of $13.75, $6.88, $13.04 and $27.58 per share, respectively. Such options in tandem with stock appreciation rights granted to Mr. Hindery vest evenly over five years with such vesting period beginning on February 7, 1997. Such options with tandem stock appreciation rights first became exercisable on February 7, 1998 and expire on February 7, 2007. In connection with the AT&T Merger and the 1999 Stock Splits, such option was converted into an option to acquire 814,485 shares of AT&T Common Stock at an exercise price of $11.82 per share and 624,000 shares of Class A Liberty Stock at an exercise price of $6.62 per share, 750,000 shares of Class A Liberty Stock at an exercise price of $6.52 per share and 58,000 shares of Class A Liberty Stock at an exercise price of $13.79 per share.

     Notwithstanding the vesting schedule as set forth in the option agreement, the option shares and stock appreciation rights shall immediately vest and become exercisable if grantee's employment with the Company: (a) shall terminate by reason of: (i) termination by the Company without cause; (ii) termination by the grantee for good reason (as defined in the agreement); or (iii) disability; (b) shall terminate pursuant to the provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon the occurrence of certain specified events; or (c) shall terminate if grantee dies while employed by the Company. Further, the option shares and stock appreciation rights will immediately vest and become exercisable in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the applicable TCI Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the applicable TCI Plan, determines otherwise.

(12) On July 23, 1997, Mr. Hindery, Mr. Brett, Mr. Romrell and Mr. Jones pursuant to the 1996 Plan, were granted options in tandem with stock appreciation rights to acquire 1,050,000, 241,500, 31,500 and 84,000 shares, respectively, of TCOMA at an exercise price of $15.68 per share and 900,000, 207,000, 27,000 and 72,000 shares, respectively, of TCIVA at an exercise price of $7.84 per share. Also, Mr. Hindery and Mr. Brett were granted options in tandem with stock appreciation rights to acquire 750,000 and 150,000 shares, respectively, of LBTYA at an exercise price of $16.75 per share. Such options in tandem with stock appreciation rights granted to Messrs. Hindery, Brett, Romrell and Jones vest evenly over five years with such vesting period beginning on July 23, 1997. Such options with tandem stock appreciation rights first became exercisable on July 23, 1998 and expire on July 23, 2007. See note 11 above for additional information on vesting and other provisions of the 1996 Plan. In connection with the AT&T Merger and the 1999 Stock Splits, such options held by Messrs. Hindery, Brett, Romrell and Jones were converted into options for 1,221,727, 280,996, 36,651, and 97,738 shares, respectively, of AT&T Common Stock at an exercise price of $13.48 per share and 936,000, 215,280, 28,080 and 74,880 shares, respectively, of Class A Liberty Stock at an exercise price of $7.54 per share. Mr. Hindery's and Mr. Brett's former LBTYA options were converted into options to acquire 1,500,000 and 300,000 shares, respectively, of Class A Liberty Stock at an exercise price of $8.38 per share.

     In addition, on July 23, 1997, Mr. Brett, pursuant to TINTA's 1995 Stock Incentive Plan (the "TINTA Plan"), was granted options in tandem with stock appreciation rights to acquire 29,000 shares of LBTYA at an exercise price of $25.21 per share (after adjustment for the TINTA Merger). Such options in tandem with stock appreciation rights granted to Mr. Brett vest evenly over five years with such vesting period beginning on July 23, 1997. Such options with tandem stock appreciation rights first became exercisable on July 23, 1998 and expire on July 23, 2007. In connection with the AT&T Merger and the 1999 Stock Splits, such options were converted into options to acquire 58,000 shares of Class A Liberty Stock at an exercise price of $12.61 per share.

     Notwithstanding the vesting schedule as set forth in the grantee's option agreement, the option shares and stock appreciation rights shall immediately vest and become exercisable if grantee's employment with TINTA:
     (a) shall terminate by reason of: (i) termination by TINTA without cause;

     (ii) termination by the grantee for good reason (as defined in the agreement); or (iii) disability; (b) shall terminate pursuant to the provisions of a written employment agreement, if any, between grantee and TINTA which expressly permits the grantee to terminate such employment upon the occurrence of certain specified events; or (c) shall terminate if grantee dies while employed by TINTA. Further, the option shares and stock appreciation rights will immediately vest and become exercisable in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the TINTA Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the TINTA Plan, determines otherwise.

(13) Includes $34,462 received as consulting fees prior to the commencement of Mr. Hindery's employment in March 1997.

(14) On June 23, 1998, pursuant to the 1998 Incentive Plan, Mr. Brett and Mr. Romrell were each granted 50,000 restricted shares of TCOMA by the Company, which vest as to 50% of such shares in June 2002 and as to the remaining 50% in June 2003. At the end of 1998, each such grant of restricted shares had an aggregate value of $2,765,625, based upon the closing sales price per share of TCOMA on Nasdaq on December 31, 1998. In addition, on September 3, 1998, pursuant to the 1998 Incentive Plan, Mr. Brett and Mr. Romrell were each granted 53,000 restricted shares of TCOMA by the Company, which vest as to 50% of such shares in September 2002 and as to the remaining 50% in September 2003. At the end of 1998, each such grant of restricted shares had an aggregate value of $2,931,563, based upon the closing sales price per share of TCOMA on Nasdaq on December 31, 1998. In connection with the AT&T Merger and the 1999 Stock Splits, the restricted stock awards made to Messrs. Brett and Romrell were each converted into 119,845 shares of AT&T Common Stock.

(15) On May 15, 1997, Mr. Romrell and Mr. Jones, pursuant to the 1996 Plan, were each granted options in tandem with stock appreciation rights to acquire 157,500 shares of TCOMA and 135,000 shares of TCIVA at exercise prices of $14.00 and $7.00 per share, respectively. Such options in tandem with stock appreciation rights granted to Mr. Romrell and Mr. Jones vest evenly over five years with such vesting period beginning on May 15, 1997. Such options with tandem stock appreciation rights first became exercisable on May 15, 1998 and expire on May 15, 2007. See note 11 above for additional information on vesting and other provisions of the 1996 Plan. In connection with the AT&T Merger and the 1999 Stock Splits, such options held by Messrs. Romrell and Jones were converted into options to acquire 183,258 and 183,258, shares, respectively, of AT&T Common Stock at an exercise price of $12.03 per share and 140,400 and 140,400 shares, respectively, of Class A Liberty Stock at an exercise price of $6.73 per share.

(16) Effective December 1, 1996, Mr. Romrell and a former officer of TCIC and a former officer of the Company were each granted options ("Internet Options") to acquire 1.0% of the Company's common equity in TCI Internet Services, Inc., a subsidiary of the Company ("TCI Internet"). The aggregate exercise price for each such Internet Option, which is payable to TCI Internet, is equal to 1.0% of the Company's cumulative investment in TCI Internet and its subsidiaries as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. All of such options will vest and become exercisable in five equal annual installments, with the first annual installment having vested on February 1, 1997. The Internet Options will expire on February 1, 2006. In anticipation of the transfer to TCI.NET, Inc., a subsidiary of the Company ("TCI.NET") of the internet services distribution business conducted through subsidiaries of TCI Internet, each such Internet Option was replaced during 1997 with an option to acquire a number of shares equal to 1.0% of the Company's common equity in TCI.NET at December 1, 1996 (the "TCI.NET Option") and a stock appreciation right with respect to a number of shares equal to 1.0% of the Company's common equity in TCI Internet at December 1, 1996 (the "Internet SAR"). The material terms of the TCI.NET Option are the same as those of the Internet Option, except that the exercise price, which will be payable to TCI.NET, is an allocated portion of the current exercise price under the Internet Option based on the Company's cumulative investment in the internet services distribution business relative to the balance of its cumulative investment in TCI Internet at December 1, 1996. The Internet SAR entitles the holder to the excess of the value of the shares subject to the Internet SAR (based on the percentage that such shares represent of the total value of the common equity of TCI Internet as of the exercise date) over 1% of the Company's cumulative investment in TCI Internet at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise. Amounts payable upon exercise of the stock appreciation right may be paid in cash or, at the Company's election, TCOMA, TCIVA or common stock of TCI Internet (if then publicly traded), or any combination of the foregoing, subject to certain conditions. Any exercise by the holder of all or part of the TCI.NET Option must be accompanied by the exercise by such holder of a pro rata portion of the Internet SAR, and vice versa. On February 19, 1999 the Company repurchased from the holders of TCI.NET Options all shares of the common stock of TCI.NET acquired by such holders pursuant to the TCI.NET Options. At such time the Company canceled the TCI.NET Options and deleted the requirement in the Internet SARs that holders thereof exercise their TCI.NET Option in order to exercise their Internet SAR. In connection with the AT&T Merger, the TCI Venture Group's equity interest in At Home Corporation, which constituted substantially all of the value of the assets of TCI Internet, was transferred to the TCI Group. As a result, on March 8, 1999, each Internet SAR was amended to provide, among other things, that following the AT&T Merger the amounts payable upon exercise of the Internet SARs would not be determined by reference to the fair market value of TCI Internet, but would instead be based upon the fair market value (determined as of the date of exercise of an Internet SAR) of the investment securities held by TCI Internet prior to the AT&T Merger, subject to certain adjustments. Such amendment also provided that the cash settlement value of the Internet SAR would be paid, at the grantor's election, in cash, AT&T stock or other stock owned by the grantor. In connection with such amendment, the Company or Liberty Media Corporation (depending upon which entity employed the holder of the Internet SAR) was substituted for TCI Internet as the obligor under the Internet SARs.

     On December 4, 1996, Mr. Romrell was granted an option (along with three other officers) to purchase 664,076 shares of the Series A Common Stock of TSAT representing 1.0% of the number of shares of TSAT common stock issued and outstanding on the date of the TSAT Distribution, determined immediately after giving effect to the TSAT Distribution, but before giving effect to the exercise of such option or certain other options. The exercise price for each such option is equal to $8.86 per share, representing in the aggregate 1.0% of the Company's net investment in TSAT as of the date of the TSAT Distribution, but excluding any portion of the Company's net investment that as of such date was represented by a promissory note or other evidence of indebtedness from TSAT to the Company. All of such options will vest and become exercisable in five equal annual installments, with the first annual installment having vested on February 1, 1997. Such options will expire on February 1, 2006.

(17) Mr. Jones commenced his employment with the Company in November 1996. Accordingly, the 1996 salary information included in the table with respect to Mr. Jones represents only two months of employment during 1996.

(18) On September 3, 1998, pursuant to the 1998 Incentive Plan, the Company granted Mr. Jones 53,000 restricted shares of TCOMA, which vest as to 50% of such shares in September 2002 and as to the remaining 50% in September 2003. At the end of 1998, the restricted shares had an aggregate value of $2,931,563, based upon the closing sales price per share of TCOMA on Nasdaq on December 31, 1998. In addition, on December 10, 1998, pursuant to the 1998 Incentive Plan, the Company granted Mr. Jones 37,500 restricted shares of TCOMA, which vest as to 50% of such shares in December 2002 and as to the remaining 50% in December 2003. At the end of 1998, the restricted shares had an aggregate value of $2,074,219, based upon the closing sales price per share of TCOMA on Nasdaq on December 31, 1998. In connection with the AT&T Merger and the 1999 Stock Splits, such restricted stock was converted into 105,300 shares of AT&T Common Stock.

(19) Consists of consulting fees paid to Mr. Jones prior to Mr. Jones' employment with the Company.

(20) On July 11, 1997, Mr. Hindery was granted, pursuant to Liberty Digital's 1997 Stock Incentive Plan (the "Liberty Digital 1997 Plan"), options to acquire 833,334 shares of Liberty Digital's Series A Common Stock. Such grant of options was made at an exercise price of $6.25 per share. Such options vest evenly over five years, first became exercisable on July 11, 1998, and expire on July 11, 2007.

      Notwithstanding the vesting schedule, the option shares become available for purchase if Mr. Hindery ceases to be a director of Liberty Digital for any reason other than voluntary termination. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the Liberty Digital 1997 Plan), unless, in the case of an Approved Transaction, the compensation committee under the circumstances specified in the Liberty Digital 1997 Plan, determines otherwise.

      In addition, on November 5, 1997, Mr. Hindery was granted, pursuant to the Stock Option Plan for Non-Employee Directors of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) ("TV Guide"), options to acquire 30,000 shares of TV Guide's Class A Common Stock. Such grant of options was made at an exercise price of $13.38 per share. Under the plan, Mr. Hindery's options were to vest evenly over five years, which first became exercisable on November 5, 1998. In February 1999, Mr. Hindery resigned as a director of TV Guide, at which time, the vesting of his remaining options was accelerated. Upon his resignation, Mr. Hindery notified TV Guide of his intention to exercise his vested options.

(21) On May 15, 1996, Mr. Romrell was granted, pursuant to TV Guide's Stock Option Plan for Non-Employee Directors, options to acquire 30,000 shares of TV Guide's Class A Common Stock. Such grant of options was made at an exercise price of $11.50 per share. Such options vest evenly over five years, first became exercisable on May 15, 1997, and expire on May 15, 2006.

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table of the Company. The following table shows each exercise of stock options and SARs during the year ended December 31, 1998 by each of the named executive officers of the Company and the December 31, 1998 number and year-end value of unexercised options and SARs on an aggregated basis. The following table has not been adjusted to reflect the impact of the AT&T Merger and the 1999 Stock
Splits:

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                                 SHARES                             OPTIONS/SARS AT             OPTIONS/SARS AT
                              ACQUIRED ON     VALUE REALIZED     DECEMBER 31, 1998(#)        DECEMBER 31, 1998($)
NAME                         EXERCISE(#)(1)        ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         --------------   --------------   -------------------------   -------------------------
John C. Malone
  Exercisable
     TCOMA.................      50,000         $1,575,000             1,070,000                  $46,056,475
     TCIVA.................          --                 --               960,000                   16,760,400
     TCIVB.................          --                 --               560,000                    7,212,800
     LBTYA.................          --                 --               911,600                   33,884,522
     TSAT Series A Stock...          --                 --               160,000                           --
  Unexercisable
     TCOMA.................          --                 --               280,000                   11,393,900
     TCIVA.................          --                 --               240,000                    3,900,600
     TCIVB.................          --                 --             2,240,000                   28,851,200
     LBTYA.................          --                 --               242,400                    8,284,908
     TSAT Series A Stock...          --                 --                40,000                           --
Leo J. Hindery, Jr.
  Exercisable
     TCOMA.................          --                 --               350,000                  $14,141,575
     TCIVA.................          --                 --               300,000                    4,831,950
     LBTYA.................          --                 --               230,800                    6,980,761
     Liberty Digital Series
       A Common Stock......          --                 --               166,667                           --
     TV Guide Series A
       Common Stock........          --                 --                 6,000                       61,470

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                                 SHARES                             OPTIONS/SARS AT             OPTIONS/SARS AT
                              ACQUIRED ON     VALUE REALIZED     DECEMBER 31, 1998(#)        DECEMBER 31, 1998($)
NAME                         EXERCISE(#)(1)        ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         --------------   --------------   -------------------------   -------------------------
Leo J. Hindery, Jr.
(Continued)
  Unexercisable
     TCOMA.................          --                 --             1,400,000                  $56,566,300
     TCIVA.................          --                 --             1,200,000                   19,327,800
     LBTYA.................          --                 --               923,200                   27,923,044
     Liberty Digital Series
       A Common Stock......          --                 --               666,667                           --
     TV Guide Series A
       Common Stock........          --                 --                24,000                      245,880
Stephen M. Brett
  Exercisable
     TCOMA.................      16,000         $  434,880               270,300                  $10,989,265
     TCIVA.................       8,000            112,640               237,400                    3,854,882
     LBTYA.................     120,500          2,702,760               236,450                    7,479,591
     TSAT Series A Stock...          --                 --                54,000                           --
  Unexercisable
     TCOMA.................          --                 --               305,200                   12,226,599
     TCIVA.................          --                 --               261,600                    4,168,926
     LBTYA.................          --                 --               244,800                    7,311,000
     TSAT Series A Stock...          --                 --                16,000                           --
Larry E. Romrell
  Exercisable
     TCOMA.................          --                 --               275,800                  $11,284,004
     TCIVA.................          --                 --               356,400                    6,049,659
     LBTYA.................      56,250         $1,778,794               247,500                    8,581,331
     Internet SAR..........           2          3,456,048                    --                           --
     TSAT Series A Stock...          --                 --               319,630                           --
     TV Guide Series A
       Common Stock........          --                 --                12,000                      145,500
  Unexercisable
     TCOMA.................          --                 --               263,200                   10,773,714
     TCIVA.................          --                 --               225,600                    3,693,636
     LBTYA.................          --                 --                90,000                    3,095,325
     Internet SAR..........          --                 --                     6                   20,719,146
     TSAT Series A Stock...          --                 --               414,446                           --
     TV Guide Series A
       Common Stock........          --                 --                18,000                      218,250
Marvin L. Jones
  Exercisable
     TCOMA.................      48,300         $1,089,606                    --                           --
     TCIVA.................      41,400            457,344                    --                           --
  Unexercisable
     TCOMA.................          --                 --               193,200                  $ 7,868,679
     TCIVA.................          --                 --               165,600                    2,694,366

---------------

(1) Represents the number of shares underlying the stock appreciation rights which were exercised in 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

     Except as described below, the Company has no employment contracts, termination of employment agreements or change of control agreements with any of the named executive officers of the Company. The vesting of certain equity-based incentive awards granted by the Company to executive officers of the Company may, under certain circumstances, be accelerated in the event of a change in control of the Company or upon termination of an executive officer's employment with the Company.

     Dr. Malone's Employment Agreement. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of a predecessor employment agreement dated November 1, 1992 were assumed by the Company. Pursuant to an Assignment Agreement, dated as of March 9, 1999, the payment, performance and other obligations of Dr. Malone's August 4, 1994 agreement were subsequently assigned by the Company to, and assumed by, Liberty Media Corporation. The term of such agreement is extended daily so that the remainder of the employment term is, at all times on and prior to the effective date of the termination of employment as provided by such agreement, five years. Dr. Malone's employment agreement provides for an annual salary of $2,600, subject to increase upon approval of the Liberty Media Corporation Board of Directors, and the payment for, or reimbursement of, all fees and other costs for professional services reasonably incurred by Dr. Malone in obtaining estate or tax planning advice or services, up to a maximum amount of $50,000 per year. Additionally, the employment agreement provides for Dr. Malone's personal use of Liberty Media Corporation's aircraft and flight crew, limited to an aggregate value of $200,000 per year.

     Dr. Malone's employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. In the event Dr. Malone dies while he is a full time employee of Liberty Media Corporation or before the expiration of the 20-year period in which he is to receive such deferred payments, the remaining deferred payments will be paid in a lump sum to Dr. Malone's designated beneficiary or beneficiaries. Dr. Malone's right to receive deferred payments is conditioned upon his compliance with certain terms of his employment agreement which survive for portions of the 20-year payment period therefor.

     Dr. Malone's employment agreement also provides that, upon termination of his employment by Liberty Media Corporation (other than for cause, as defined in the agreement) or if Dr. Malone elects to terminate the agreement because of a change in control of Liberty Media Corporation, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

     For a period of twelve (12) months following a change in control, as defined in Dr. Malone's employment agreement, Liberty Media Corporation's ability to terminate Dr. Malone's employment for cause will be limited to situations in which Dr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense.

     While he is employed by Liberty Media Corporation, Dr. Malone shall be entitled to participate in and to be accorded all rights and benefits under all formal incentive compensation plans, stock incentive plans, employee stock purchase plans, retirement plans, disability insurance, health and major medical insurance policy or policies, and other plans or benefits adopted for the benefit of its executive officers or key employees generally or for the benefit of its employees generally.

     Dr. Malone's agreement provides that, during his employment with Liberty Media Corporation and for a period of two years following the effective date of his termination of employment with Liberty Media Corporation, unless termination results from a change in control of Liberty Media Corporation, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the business of Liberty Media Corporation. The agreement provides that Dr. Malone may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding. Under the employment agreement,

Dr. Malone agrees to use his best efforts to promote the interests of the Company and will devote such of his business time, attention, efforts and abilities as reasonably may be required to perform such duties.

     Dr. Malone's agreement also provides that, in the event of termination of his employment with Liberty Media Corporation, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments. Dr. Malone's right to receive such payments is conditioned upon his compliance with certain terms of his employment agreement which survive for a portion of the payment period therefor.

     Liberty Media Corporation pays a portion of the annual premiums on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit of members of his family are the owners. The portion that Liberty Media Corporation pays is equal to the "PS-58" costs, which represent the costs to buy one-year term insurance coverage as set forth in IRS Pension Service Table No. 58. For the year ending December 31, 1999, such amount will be $447,931. Liberty Media Corporation is the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amounts of the premiums paid by the policy owners.

     Dr. Malone deferred a portion of his monthly compensation under his previous employment agreement. Such deferred compensation (together with interest thereon at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on such previously deferred compensation was established in 1983 pursuant to such earlier agreement.

     Mr. Hindery's Employment Agreement. The Company and Mr. Hindery entered into an employment agreement dated as of June 23, 1998, which was assumed by AT&T effective upon the consummation of the AT&T Merger. Such agreement is described below.

     Under Mr. Hindery's previous employment agreement, Mr. Hindery received a base salary of $900,000 per year. Mr. Hindery's salary was subject to annual review by the Board of Directors, which could, in its sole discretion, increase his salary. Additionally, the agreement provided Mr. Hindery with an appropriate apartment and automobile for his use in Basking Ridge, New Jersey and in Denver, Colorado, and permitted Mr. Hindery to make reasonable use of the Company's aircraft and flight crew from time to time for commuting purposes.

     Mr. Hindery's employment agreement also provided that, upon termination of his employment by the Company (other than for cause, as defined in the agreement), he would receive the greater of (a) two years' compensation (other than deferred compensation) or (b) all remaining compensation (other than deferred compensation) due under the agreement for the balance of the employment term, which compensation would be immediately due and payable.

     Mr. Hindery's employment agreement provided for deferral of Mr. Hindery's income and granted Mr. Hindery the right to participate in all formal incentive compensation plans, stock incentive plans, employee stock purchase plans, retirement plans and insurance plans or policies adopted for the benefit of the Company's executive officers or employees generally. Mr. Hindery's agreement provided for certain performance awards which would be granted by the Compensation Committee. Pursuant to the employment agreement, such performance awards would have a target bonus opportunity of not less than $2,100,000.

     Effective October 8, 1999, Mr. Hindery's employment with the Company terminated and he resigned as Chairman of the Board, Chief Executive Officer and President of the Company. In connection therewith, Mr. Hindery entered into a consulting agreement with AT&T and his previous employment agreement was terminated. The Company has no further obligations to Mr. Hindery under either agreement.

     Mr. Brett's Employment Agreement. The Company and Mr. Brett entered into an employment agreement on June 1, 1998. Subsequent to the AT&T Merger, AT&T and Mr. Brett entered into a new employment agreement on April 1, 1999. The term of Mr. Brett's employment agreement extends through

March 31, 2000, unless extended or earlier terminated as provided in the agreement. Effective April 1, 2000, Mr. Brett's employment shall be extended until either party provides the other party with 45 days written notice to terminate Mr. Brett's employment. Mr. Brett's agreement provides for a base salary of $900,000 per year.

     While he is employed by AT&T pursuant to his employment agreement, Mr. Brett is entitled to participate in savings and welfare benefit plans, practices, policies and programs of AT&T that are provided generally to similarly situated employees of AT&T. In addition, AT&T agreed to provide certain long-term health benefits to Mr. Brett and his dependents.

     Mr. Brett's employment agreement also provides that, upon termination of his employment with AT&T (other than for cause, as defined in the agreement), AT&T will pay to Mr. Brett, in a lump sum in cash within 30 days following the termination of his employment, the sum of (a) his annual base salary through the date of termination, (b) the value of his accrued, but unused, vacation days, and (c) an amount equal to five times his annual base salary. Additionally, all unvested options and restricted stock granted to Mr. Brett will immediately vest. Upon his death or disability during the employment term, AT&T will pay to Mr. Brett's estate or legal representatives the foregoing termination payments.

     Mr. Brett's employment agreement provides, effective as of June 23, 1999, for the accelerated vesting of certain of Mr. Brett's outstanding unvested stock options and shares of restricted stock as set forth in the agreement (the "Accelerated Vesting Awards"). All remaining stock options and restricted stock initially granted to Mr. Brett with respect to the Company or Liberty Media Corporation prior to April 1, 1999, (the "Remaining TCI Awards"), which do not become vested pursuant to the accelerated vesting provision of the agreement, shall continue to vest during the term of the employment agreement pursuant to their scheduled vesting terms and, if not previously vested, shall become immediately vested upon the expiration of the employment agreement. If Mr. Brett exercises a stock option or sells a share of stock that had been restricted stock (in each case, that was an Accelerated Vesting Award or Remaining TCI Award), in accordance with the terms set forth in the agreement, AT&T shall pay Mr. Brett, with respect to each such stock option or share, a cash payment (the "Equity Payment"), within 10 days following the exercise of the stock option or sale of stock equal to the excess, if any, of (a) with respect to Accelerated Vesting Awards or Remaining TCI Awards denominated in AT&T common stock, $57.81 over the average of the high and low price of AT&T common stock on the New York Stock Exchange on the date of such exercise or sale, as applicable, and (b) with respect to Accelerated Vesting Awards or Remaining TCI Awards denominated in AT&T Liberty Tracking shares, $26.67 over the average of the high and low price of AT&T Liberty Tracking Shares on the New York Stock Exchange on the date of such exercise or sale, as applicable. Each Equity Payment shall be subject to equitable adjustment in the event of any adjustment in the capitalization of AT&T which occurs following June 23, 1999 and prior to the date of any such exercise or sale.

     Mr. Brett's agreement provides that, during his employment with AT&T and for a period of two years after the first to occur of (a) his date of termination or (b) the end of the employment term, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the telecommunications or cable business (including broadband and Internet services) of AT&T. However, the agreement provides that Mr. Brett may own securities of any corporation listed on a national securities exchange or quoted on Nasdaq to the extent of an aggregate of 5% of the amount of such securities outstanding. Under the employment agreement, substantially all of Mr. Brett's business time, attention and efforts will be devoted to strategic development, and other business affairs, of the Company and AT&T's cable, broadband and Internet services business unit.

     Mr. Jones' Employment Agreement. TCIC and Mr. Jones entered into an employment agreement dated November 7, 1997. Subsequent to the AT&T Merger, the Company and Mr. Jones entered into a new agreement on July 14, 1999. The term of Mr. Jones' employment agreement extends through March 31, 2000, unless earlier terminated as provided in the agreement. Mr. Jones' agreement provides for a base salary of $612,346 per year.

     While he is employed by the Company pursuant to his employment agreement, Mr. Jones is entitled to participate in savings and welfare benefit plans, practices, policies and programs of the Company that are provided generally to similarly situated employees of the Company. In addition, AT&T agreed to provide certain long-term health benefits to Mr. Jones and his dependents.

     Mr. Jones' employment agreement provides, effective as of July 14, 1999, for the accelerated vesting of certain of Mr. Jones' outstanding unvested stock options and shares of restricted stock as set forth in the agreement (the "Accelerated Vesting Awards"). All remaining stock options and restricted stock initially granted to Mr. Jones with respect to the Company or Liberty Media Corporation prior to July 14, 1999 (the "Remaining TCI Awards"), which do not become vested pursuant to the accelerated vesting provision of the agreements, shall continue to vest during the term of the employment agreement pursuant to their scheduled vesting terms and, if not previously vested, shall become immediately vested on March 31, 2000. If Mr. Jones exercises a stock option or sells a share of stock that had been restricted stock (in each case, that was an Accelerated Vesting Award or Remaining TCI Awards), in accordance with the terms set forth in the agreement, AT&T shall pay Mr. Jones, with respect to each such stock option or share, a cash payment (the "Equity Payment"), within 10 days following the exercise of the stock option or sale of stock equal to the excess, if any, of: (a) with respect to Accelerated Vesting Awards or Remaining TCI Awards denominated in AT&T common stock, $57.81 over the average of the high and low price of AT&T common stock on the New York Stock Exchange on the date of such exercise or sale, as applicable, and (b) with respect to Accelerated Vesting Awards or Remaining TCI Awards denominated in AT&T Liberty Tracking shares, $26.67 over the average of the high and low price of AT&T Liberty Tracking Shares on the New York Stock Exchange on the date of such exercise or sale as applicable. Each Equity Payment shall be subject to equitable adjustment in the event of any adjustment in the capitalization of AT&T which occurs following July 14, 1999, and prior to the date of any such exercise or sale.

     Mr. Jones' employment agreement provides that, except as otherwise provided in the agreement, the Company shall pay to Mr. Jones within 30 days following the expiration of the agreement a lump sum cash payment equal to two times his annual base salary. Mr. Jones' employment agreement also provides that, upon the termination of his employment with the Company (other than for cause, as defined in the agreement) the Company shall pay to Mr. Jones, in a lump sum in cash within 30 days following the date of his termination, the sum of (a) his annual base salary through the date of termination, (b) the value of his accrued, but unused vacation, and (c) an amount equal to two times his annual base salary. Additionally, all options and restricted stock granted to Mr. Jones will immediately vest. Upon his death or disability during the employment term, AT&T will pay to Mr. Jones' estate or legal representatives the foregoing termination payments.

     Mr. Romrell's Employment Agreement. The Company and Mr. Romrell entered into an employment agreement on January 1, 1998. Mr. Romrell's employment agreement provided that he had the right to convert his employment agreement into a consulting agreement. Mr. Romrell exercised this election and on March 8, 1999, Mr. Romrell resigned as an officer and employee of the Company and entered into a consulting agreement with the Company.

     During the term of the consulting agreement, which extends until December 31, 2007, unless sooner terminated as provided in the agreement, Mr. Romrell is required to provide consulting services as and if requested by the Company's chief executive officer, subject to the limitation that he is not required to provide more than 70 hours of such services in any month or more than 700 hours during any period of 12 consecutive months. Whether or not his services are requested, Mr. Romrell will receive compensation at the rate of $610,000 per annum. If he dies before the end of the term of his consulting agreement, the Company is required to pay his designated beneficiaries a lump sum equal to one year's compensation. During the term of the agreement, Mr. Romrell will continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees.

     Mr. Romrell's consulting agreement provides that during its term, Mr. Romrell will not be connected in any manner specified in such agreement with any entity which competes in a material respect with the business of the Company. However, the agreement provides that Mr. Romrell may own securities of any corporation listed on a national securities exchange or quoted on Nasdaq to the extent of an aggregate of 5% of the amount of such securities outstanding and that Mr. Romrell may continue to serve as a director of Liberty Media Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     References to share amounts and per share prices throughout this section have been adjusted retroactively to give effect to the 1998 Stock Dividends and the TINTA Merger but have not been adjusted for the AT&T Merger and the 1999 Stock Splits. Please refer to the discussion under "Executive Compensation -- Background of Stock Adjustments Prior to AT&T Merger" for additional information regarding recent changes in the capital structure of the Company.

     During 1998, the members of the Company's compensation committee were Messrs. Paul A. Gould and Kim Magness. Mr. Gould is currently a director of the Company. Mr. Magness resigned as a director of the Company in connection with the AT&T Merger. After the consummation of the AT&T Merger, the Compensation Committee of the Board of Directors was terminated and the responsibilities of the Compensation Committee were allocated to the management of AT&T and the Board of Directors. Each of Mr. Gould and Mr. Magness are not and have never been officers of the Company or any of its subsidiaries. During 1998, Dr. Malone served as an executive officer and a director of the Company and as the Chairman of the Board and a member of the compensation committee of TINTA prior to the merger of TINTA with Liberty Media Corporation.

     On February 17, 1999, the date of the Company's special stockholders meeting approving the AT&T Merger, the board approved the payment of $1 million by Liberty Media Corporation to Paul A. Gould. Such payment was made for Mr. Gould's services on the Special Committee of the Company's Board of Directors (the "Special Committee"). The Special Committee was formed to evaluate the merits of the AT&T Merger and to evaluate the consideration to be received by the stockholders of the Company in such merger.

     Magness and Malone Transactions. On June 16, 1997, (a) the Company issued 30,545,864 shares of TCOMA (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of the Company in exchange (the "Exchange") for an equal number of shares of TCOMB (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCOMA received in the Exchange, together with approximately 1.5 million shares of TCOMA that the Magness Estate previously owned (collectively, the "Magness Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million and (c) the Company entered into an agreement with the Investment Bankers whereby the Company would have the option, but not the obligation, to purchase the Magness Option Shares at any time on or before June 16, 1999. The preceding transactions are referred to collectively as the "June 16 Stock Transaction." Pursuant to a certain Letter Agreement, dated June 16, 1997, between Dr. Malone and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of TCOMB beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCOMB which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

     In consideration for such waiver, the Company granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from the Company up to 30,545,864 shares of the TCOMB acquired by the Company from the Magness Estate pursuant to the Exchange. Such acquisition could be made in exchange for either, or any combination of, shares of TCOMA owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the TCOMB for the five trading days preceding the acquisition.

     In connection with certain legal proceedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife, and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary

Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against the Company, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested rescission of such transaction and damages.

     Pursuant to an agreement effective as of January 5, 1998, the Company, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").

     In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that (a) 10,201,041 shares of TCOMA and 11,666,506 shares of TCIVA were returned to the Company as authorized but unissued shares, (b) the Magness Estate returned to the Investment Bankers the portion of the Sales Price attributable to such returned shares and (c) the Magness Estate paid $11 million to the Company representing a reimbursement of the Exchange fees incurred by the Company from June 16, 1997 through February 9, 1998 with respect to such returned shares. The Company then issued to the Magness Estate 10,017,145 shares of TCOMB and 12,034,298 shares of TCIVB. In addition, as part of the Magness Settlement, the Company issued 1,339,415 shares of TCOMB to the Estate of Betsy Magness in exchange for an equal number of shares of TCOMA and issued 1,531,834 shares of TCIVB for an equal number of shares of TCIVA.

     On February 9, 1998, in connection with the Magness Settlement, the Company entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Mrs. Malone (together with Dr. Malone, the "Malones"), under which the Malones granted to the Company the right to acquire any shares of the Company's common stock which are entitled to cast more than one vote per share (the "High Voting Stock") owned by the Malones, which at December 31, 1998, consisted of an aggregate of approximately 69 million shares of High Voting Stock, upon Dr. Malone's death or upon a contemplated sale of the High Voting Stock (other than a minimal amount) to third persons. In either such event, the Company had the right to acquire such shares at a maximum price equal to the then relevant market price of shares of the Company's "low-voting" Series A stock plus a ten percent premium. The Malones also agreed that if the Company were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High Voting Stock would be no greater than a ten percent premium over the price paid for the relevant shares of Series A common stock. The Company paid $150 million to the Malones in consideration of their entering into the Malone Call Agreement.

     Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually, and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Group") also entered into a call agreement with the Company (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Group upon Dr. Malone's death) (the "Magness Call Agreement"). At December 31, 1998, the Magness Group held an aggregate of approximately 55 million shares of High-Voting Stock. The Magness Group was paid $124 million by the Company in consideration of their entering into the Magness Call Agreement.

     Additionally, on February 9, 1998, the Magness Group entered into a stockholders' agreement (the "Stockholders' Agreement") with the Malones and the Company under which (a) the Magness Group and the Malones agreed to consult with each other in connection with matters to be brought to the vote of the Company's stockholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High Voting Stock owned by the Magness Group, (b) the Magness Group may designate a nominee for the Board of Directors and Dr. Malone has agreed to vote his High Voting Stock for such nominee and (c) certain "tag along rights" have been created in favor of the Magness Group and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by the Company to Dr. Malone to acquire 30,545,864 shares of TCOMB was reduced to an option to acquire 14,511,570 shares of TCOMB. Pursuant to the terms of the Stockholders' Agreement, the Magness Group has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right.

     On June 24, 1998, Dr. Malone delivered a notice to the Company exercising his right to purchase (subject to the Magness Group's proportionate right) up to 14,511,570 shares of TCOMB at a per share price of $35.5875 pursuant to the Malone Right. In addition, a representative of the Magness Group advised Dr. Malone that the Magness Group would participate in such purchase up to the Magness Group's proportionate right. On October 14, 1998, 8,718,770 shares of TCOMB were issued to Dr. Malone upon payment of cash consideration totaling $310 million. On October 16, 1998, 5,792,800 shares of TCOMB were issued to the Magness Group upon payment of cash consideration totaling $206 million. In connection with the acquisition of the TCOMB stock by Dr. Malone, the Company executed certain waivers to the Malone Call Agreement and the Company and the Magness Group executed a waiver to the Stockholders' Agreement to, among other things, permit (subject to certain limitations) the pledge of TCOMB owned by Dr. Malone as collateral to the lenders who provided the funds for his purchase of shares of TCOMB.

     On February 1, 1999, the Company began to terminate the transactions under the agreements with the Investment Bankers described above, and as of March 5, 1999, such transactions were terminated. In connection with the AT&T Merger, Liberty Media Corporation became entitled to exercise the Company's rights under each Call Agreement and the Stockholders' Agreement with respect to the Class B Liberty Stock acquired by the Malones and the Magness Group as a result of the AT&T Merger and the Malones and the Magness Group agreed that the Stockholders' Agreement would continue to apply to the Class B Liberty Stock or any super voting common stock of Liberty Media Corporation or its successors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report of the 1998 Compensation Committee of the Board of Directors (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. In connection with the AT&T Merger, the composition of the Board of Directors was revised and the then acting Compensation Committee members resigned. The Company no longer has a Compensation Committee and all compensation decisions are made by the management of AT&T and the Company's entire board of directors. PLEASE NOTE THAT THE FOLLOWING REPORT IS DATED AS OF DECEMBER 31, 1998, AND IS MADE BY THE MEMBERS OF THE 1998 COMPENSATION COMMITTEE.

     Compensation Philosophy. The Compensation Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the price of the Company's stock. In applying this philosophy, the Compensation Committee has developed and implemented a compensation policy which seeks to attract and retain highly skilled executives with the business experience and acumen necessary for achievement of the long-term business objectives of the Company and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing competitive compensation and by linking a substantial portion of the compensation to the enhancement of stockholder value.

     The Company's executive compensation is based principally on two components -- salary and equity-based incentives -- each of which is intended to serve the Company's overall compensation philosophy. As a general rule, the Compensation Committee uses independent compensation consultants and compensation surveys furnished and evaluated by such consultants to provide advice and data to assist it in developing compensation programs that are competitive with other similarly-situated cable/media companies and which reinforce the Company's objective of aligning executive compensation with the interests of the Company's stockholders.

     Base Salary. Base salary for executive officers is generally targeted at or below the median for executives with comparable qualifications, experience and responsibilities at other companies in the cable/media industry. In the aggregate, executive salaries are consistent with this philosophy. Base salary levels are also based on the employees' relative levels of seniority and responsibility. Although the 1996 Plan and the 1998 Incentive Plan permit cash bonuses and other performance based awards, the Company does not usually pay cash bonuses to its senior executives.

     During 1992, TCIC undertook a review of the compensation paid to its key executive officers and retained independent consultants to advise it in connection with setting base salaries. The Compensation Committee then established new salary levels for its executive officers below the median of the annual salaries and bonuses of officers in comparable positions and in media companies included in the survey. Except as discussed below, the 1998 salary levels for the Company's senior executive positions were consistent with the salary levels set in 1992, with modest annual increases in cash compensation. Certain terms of the employment agreements of certain named executive officers are described in "Employment Contracts and Termination of Employment and Change of Control Arrangements" above.

     In 1998, the total base salaries paid by the Company to its executive officers did not increase significantly over the total of such base salaries paid during 1997. Certain executive officers of the Company, including certain of the named executive officers, however, received significant salary increases as a result of promotions in connection with the restructuring of the Company's management. The Compensation Committee believes such increases reflect the increased responsibilities assigned to such officers and their expected contributions to the Company in such positions.

     After an assessment of Dr. Malone's equity based incentives, the Compensation Committee did not elect to increase Dr. Malone's base salary.

     Equity-Based Incentives. In order to make the overall compensation packages of the Company's executives and other key employees competitive with other companies in the cable/media industry, the Compensation Committee has emphasized equity-based incentives rather than salary and bonuses. The Compensation Committee believes that reliance upon such incentives is advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the employees to seek to improve the long-term market performance of the Company's stock.

     During 1995, the Company undertook a review of the compensation paid to its key employees and retained independent consultants to advise it in connection with making grants of long-term equity based compensation awards. The consultants provided the Compensation Committee with a survey of the compensation packages of the chief executive officers and certain other senior officers at 13 companies in the cable/media industry. The Compensation Committee then evaluated the surveys and granted awards to the Company's executive officers at a level below the median of the awards given to officers in comparable positions in the cable/media companies included in the survey. Due to the long-term focus of equity based awards, the Compensation Committee determined that it was in the best interest of the Company to evaluate such awards every few years rather than evaluate and grant such awards on an annual basis.

     In 1998, the Compensation Committee reviewed the long-term, equity based compensation of certain of its senior officers and determined that additional grants of stock options with tandem stock appreciation rights and restricted stock were in the long-term best interests of the Company. As a result, in 1998, the Company granted the restricted stock awards as described above in "Executive Compensation." The Compensation Committee made such grants to reward past service, foster management continuity and commitment after the closing of the pending AT&T Merger at a time when the Company was undergoing strategic changes and rolling out new products and services. In addition, such awards are consistent with the Company's philosophy of providing equity-based, long-term incentives to senior management for the purposes of retaining talented management, and for the purpose of aligning management's financial interest with stockholders. The restricted stock awards are more fully described in "Executive Compensation -- Summary Compensation Table of the Company".

     The Company made the above-described grants after a review of the exercise prices, numbers and dates of the awards of the stock options, tandem stock appreciation rights, and restricted stock already held by the Company's executives and other key employees. The Compensation Committee based its grants for 1998 in part upon the level of the executive or other key employee's responsibilities, experience and expertise and the

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

degree to which such person is in a position to contribute to the achievement or advancement of the Company's financial and strategic objectives. Dr. Malone did not receive any additional award of equity based incentives during 1998.

     Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (the "Code") and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance based. As such, many companies with executive pay levels exceeding the $1 million limit have revised or amended current compensation programs to qualify the payments thereunder for deductibility. The Compensation Committee has taken no action with respect to the Company's executive compensation plans that were in effect at the time of the adoption of
Section 162(m) in 1994 and has not conformed its plans in existence prior to 1996 to such requirements. The 1996 Plan and the 1998 Incentive Plan have been conformed to the requirements of Section 162(m) to the extent that the Compensation Committee has discretionary authority under each such Plan to grant awards which conform to the requirements of Section 162(m).

                                            COMPENSATION COMMITTEE

                                            Paul A. Gould
                                            Kim Magness

COMPENSATION OF DIRECTORS

     Prior to the AT&T Merger, the standard arrangement by which the Company's directors were compensated for all services (including any amounts paid for committee participation or special assignments) as a director was as follows: each non-employee director received a fee of $500 plus travel expenses for attendance at each meeting of the Board of Directors and each non-employee director also received additional compensation of $30,000 per year. Each director who was also a full-time employee of the Company received reimbursement for travel expenses but did not receive a fee for meeting attendance.

     In addition, each person who became a director of the Company and was not an employee of the Company or any of its subsidiaries was automatically granted options upon such person becoming a director under the Company's Director Stock Option Plan. The exercise price of each such subsequently granted option was equal to the fair market value of TCOMA and LBTYA on the date the option was granted. In general, such fair market value was 95% of the last sale price for the shares of TCOMA or LBTYA as reported on Nasdaq on the date of the grant, with the price resulting from such percentage rounded down to the nearest quarter dollar.

     The Company had a deferred compensation plan for all non-employee directors. Each director could elect to defer receipt of all, but not less than all, of the annual compensation (excluding meeting fees and reimbursable expenses) payable to the director for serving on the Company's Board of Directors for each calendar year for which such deferral was elected. An election to defer could have been made as to the compensation payable for a single calendar year or period of years. Any compensation deferred was credited to the director's account on the last day of the quarter for which compensation had accrued. Such deferred compensation bore interest from the date credited to the date of payment at a rate of 8% per annum in 1993 and 120% of the applicable federal long-term rate thereafter, compounded annually.

     A director could elect payment of deferred compensation to be made at a specified year in the future or upon termination of the director's service as director of the Company. Each director could elect payment in a lump sum, three substantially equal consecutive annual installments or five substantially equal consecutive annual installments. In the event that a director died prior to payment of all the amounts payable pursuant to the deferred compensation plan, any amounts remaining in the director's deferred compensation account, together with accrued interest thereon, would be paid to the director's designated beneficiary.

     Except for (a) the $1,000,000 payments made to each of Mr. Gould and Mr. Gallivan for their services on the Special Committee of the Board of Directors as described in "Certain Relationships and Related Transactions -- Transactions with Management and Others -- Payments in Connection with the AT&T Merger" and
(b) the $1,000,000 payment made to Mr. Kern for his service as Vice-Chairman of the Board and the $10,000,000 payment made to Mr. Kern for his services in connection with the AT&T Merger, as described in "Certain Relationships and Related Transactions -- Transactions with Management and Others -- Payments in Connection with the AT&T Merger," there were no other arrangements whereby any of the Company's directors received compensation for services as a director prior to the AT&T Merger in addition to or in lieu of that specified by the previously described standard arrangement.

     Subsequent to the AT&T Merger, the standard arrangement for compensation of the Company's directors (including any amounts payable for committee participation or special assignments) is that each director receives reimbursement for travel expenses for attendance at each meeting of the Board of Directors.

BOARD MEETINGS

     During 1998, the Board of Directors of the Company had four (4) meetings. None of the directors attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member.

COMMITTEES OF THE BOARD OF DIRECTORS

     Prior to the AT&T Merger, the Company had an Executive Committee, an Audit Committee, an Inter-Group Committee and a Compensation Committee. In connection with the AT&T Merger, the Compensation Committee and the Inter-Group Committee were disbanded. Decisions on executive compensation are now made by the entire Board of Directors and AT&T. Currently, the Company has an Executive Committee and an Audit Committee. There is no standing nomination committee of the Company's Board of Directors.

     Currently, the members of the Executive Committee are John C. Petrillo and Daniel E. Somers. The Executive Committee exercises all of the powers and authority of the Board of Directors between meetings of the entire Board of Directors, other than such powers and authority as the Delaware General Corporation Law specifically prohibits an executive committee from performing. During 1998, the Executive Committee held three (3) meetings and handled other actions by unanimous written consent.

     The members of the Audit Committee are Paul A. Gould, John W. Gallivan and Daniel E. Somers. The duties of the Audit Committee are to review and monitor the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors and by its internal auditing staff and to make such recommendations to the Board of Directors as may seem appropriate to the Committee to assure that the interests of the Company are adequately protected and to review all related party transactions and potential conflict-of-interest situations. The Audit Committee of the Company held three (3) meetings during 1998.

     During 1998, the members of the Compensation Committee were Paul A. Gould and Kim Magness. The functions of the Compensation Committee were to review and make recommendations to the Board of Directors concerning the compensation of the executive officers of the Company, to consider and make recommendations to the Board of Directors concerning existing and proposed employment agreements between the Company and its executive officers and to administer the incentive plans of the Company. The Compensation Committee of the Company held four (4) meetings during 1998.

     During 1998, the members of the Inter-Group Committee were Donne F. Fisher and Paul A. Gould. The functions of the Inter-Group Committee were to review any and all proposed transactions between or among the former TCI Group, the Liberty Media Group and the TCI Ventures Group, to make recommendations to the Board of Directors (or any appropriate committee thereof) of the Company concerning the approval of said transactions and to perform any and all other such functions as may be directed by the Board of Directors. During 1998, the Inter-Group Committee held three (3) meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition, please refer to the introductory paragraphs under "Executive Compensation" for additional information regarding changes in the capital structure of the Company and changes related to the AT&T Merger and the 1999 Stock Splits. Except as indicated otherwise, references to share amounts and per share prices set forth below have been adjusted retroactively to give effect to such changes. The information set forth below is dated as of June 30, 1999.

  Transactions with Management and Others

     Transactions with Mr. Fisher. Under the terms of the settlement agreement with respect to the Magness Settlement, Mr. Fisher, who had served as a co-personal representative of the Magness Estate since November 1996, resigned. On January 1, 1998, the Magness Estate paid Mr. Fisher $1.5 million for his services on behalf of the Magness Estate. Mr. Fisher donated such payment, in its entirety, net of taxes, to a charitable organization.

     On August 5, 1998, Mr. Fisher paid $1.8 million to purchase, at fair value, the Company's equity interest in General Communications, Inc.

     Transactions with Mr. Hindery. On October 1, 1999, the Company became the owner of all of the partnership interests in InterMedia Capital Partners IV L.P. ("InterMedia IV"). Mr. Hindery had a .001% special limited partnership interest in InterMedia Capital Management IV, L.P. ("ICM IV"), which in turn has a 1.19% limited partnership interest in InterMedia IV. Mr. Hindery's special limited partnership interest in ICM IV was created in August 1997 in connection with the Company's acquisition of all of the partnership interests (other than a .002% general partnership interest and a .001% special limited partnership interest) in ICM IV. In connection with the transaction, Mr. Hindery, by virtue of his
 .001% special limited partnership interest in ICM IV, participated in a profit sharing mechanism of InterMedia IV and received cash consideration of approximately $11 million based on the valuation of InterMedia IV.

     Malone Transactions. For a discussion of certain transactions between the Malones, the Magness Group and the Company, see "Compensation Committee Interlocks and Insider Participation in Compensation Decisions -- Magness and Malone Transactions."

     Prior to the AT&T Merger, a limited liability company owned by Dr. Malone acquired from certain subsidiaries of the Company working cattle ranches located in Wyoming for $17 million. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note is payable to an entity attributed to the Liberty Media Group at any time without penalty and is personally guaranteed by Dr. Malone.

     Transactions with Mr. Gallivan. Prior to Kearns becoming a subsidiary of the Company as a result of the merger of Kearns with a wholly owned subsidiary of the Company, Kearns and Mr. John W. Gallivan, the former Chairman of the Board of Kearns and a director of the Company, entered into a Transfer Agreement dated July 30, 1997 (the "Transfer Agreement"). Pursuant to the terms of the Transfer Agreement, Kearns agreed to award Mr. Gallivan for his services as Chairman and his involvement in the pending Kearns merger (a) a cash payment of $1,562,413, and (b) an assignment of all of Kearns right, title and interest in and to all patented mining claims owned by Kearns, including but not limited to royalties, buildings, fixtures, surface rights, licenses and contracts related thereto, which patented mining claims were valued at $437,587. With respect to the assignment of the mining claims, Mr. Gallivan agreed to assume all liabilities with respect thereto and agreed to indemnify Kearns for any and all liabilities of Kearns, if any, relating to the mining claims, including those arising from past operations. As of December 31, 1997, Kearns had made the cash payment to Mr. Gallivan, and as of November 11, 1998, Kearns transferred such mining claims to a corporation designated by Mr. Gallivan.

     Also in connection with the Kearns Merger, Silver King Group L.L.C. ("SKG"), a company owned by members of Mr. Gallivan's family, entered into an agreement with Kearns to purchase assets consisting primarily of land, oil and gas royalties and patents for $10.87 million. On November 30, 1997, such purchase was consummated and SKG paid Kearns $9.5 million of the $10.87 million purchase price in cash and the remainder of such purchase price in the form of a non-interest bearing promissory note. As of June 30, 1999, $1,318,000 of such note remains outstanding.

     Consulting Agreements. Effective January 1, 1996, Mr. Fisher resigned as an executive officer of the Company and Mr. Fisher and the Company entered into a consulting agreement. During the term of the consulting agreement, which extends until January 1, 2006 unless sooner terminated as provided in the agreement, Mr. Fisher is obligated to provide consulting services for up to 70 hours per month and 700 hours during any period of twelve consecutive months as and if requested by the Company's chief executive officer. Whether or not his services are requested, Mr. Fisher will receive compensation as follows: (a) during the period from January 1, 1996 through December 31, 2000, inclusive, the rate of $475,000 per annum, increased annually by the amount of $25,000 per annum in each successive year of such period commencing January 1, 1997; and (b) from and after January 1, 2001 through the balance of the term of such consulting agreement, the rate of $500,000 per annum. If he dies before the end of the term of his consulting services, the Company is required to pay his designated beneficiaries a lump sum equal to one year's compensation at the then-current rate. During the term of the agreement, Mr. Fisher will continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees. The consulting agreement also provides for Mr. Fisher's personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

     Under a prior employment agreement between Mr. Fisher and the Company, a portion of Mr. Fisher's salary was deferred, and the deferred amounts, plus interest at an annual rate of 13%, were to be paid to him in 240 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to Mr. Fisher in 240 monthly installments of $21,425.92 each, without interest, commencing on January 1, 2001, with any remaining payments due after Mr. Fisher's death being paid in a lump-sum to his designated beneficiaries. Similarly, Mr. Fisher's 1992 employment agreement with the Company provided for Mr. Fisher to receive, commencing on termination of his employment, 240 consecutive monthly salary continuation payments of $6,250, increased at the rate of 12% per annum, compounded annually from January 1, 1988 to the date of such termination. The consulting agreement provides that such salary continuation payments will be made in 240 consecutive monthly payments of $27,271.84 each, without interest, commencing on January 1, 2001, with any remaining payments due after Mr. Fisher's death being made to his designated beneficiaries.

     Mr. Fisher's consulting agreement provides that during its term, Mr. Fisher will not be connected in any manner specified in such agreement with any entity which competes in a material respect with the business of the Company; however, he may own securities of any corporation listed on a national securities exchange or quoted on Nasdaq to the extent of an aggregate of 5% of the amount of such securities outstanding.

     Effective March 11, 1995, Mr. Sparkman resigned as an executive officer of the Company and the Company and Mr. Sparkman entered into a consulting agreement. During the term of the consulting agreement, which extends until September 30, 2002 unless sooner terminated as provided in the agreement, Mr. Sparkman is required to provide consulting services for no more than 700 hours per year as and if requested by the Company's chief executive officer. Whether or not his services are requested, Mr. Sparkman will receive compensation at the rate of $500,000 per annum. If he dies before the end of the term of his consulting services, the Company is required to pay his designated beneficiaries a lump sum equal to one year's compensation. During the term of the agreement, Mr. Sparkman will continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees.

     Under a prior employment agreement between Mr. Sparkman and the Company, a portion of Mr. Sparkman's salary was deferred, and the deferred amounts, plus interest at an annual rate of 8%, were to be paid to him in 120 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to

Mr. Sparkman in 120 monthly installments of $7,294.32 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being paid in a lump-sum to his designated beneficiaries. Under Mr. Sparkman's 1993 employment agreement with the Company, a portion of Mr. Sparkman's salary was deferred, and the deferred amounts, plus interest at an annual rate of 13%, were to be paid to him in 240 monthly installments which would have commenced on the date of termination of his full-time employment with the Company. The consulting agreement provides for such payment to be made to Mr. Sparkman in 240 monthly payments of $15,116.03 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being paid in a lump-sum to his designated beneficiaries. Similarly, Mr. Sparkman's 1993 employment agreement with the Company provided for Mr. Sparkman to receive, commencing on termination of his employment, 240 consecutive monthly salary continuation payments of $6,250, increased at the rate of 12% per annum, compounded annually from January 1, 1988 to the date of such termination. The consulting agreement provides that such salary continuation payments will be made in 240 consecutive monthly payments of $19,411.55 each, without interest, commencing on January 1, 1998, with any remaining payments due after Mr. Sparkman's death being made to his designated beneficiaries.

     Mr. Sparkman's consulting agreement provides that during its term, Mr. Sparkman will not be connected in any manner specified in such agreement with any entity which competes in a material respect with the business of the Company; however, he may own securities of any corporation listed on a national securities exchange or quoted on Nasdaq to the extent of an aggregate of 5% of the amount of such securities outstanding.

     Liberty Media Corporation from time to time retains Peter Kern and/or Gemini Associates, Inc., a company controlled by Peter Kern, to act as an advisor on certain transactions. Peter Kern is the son of Jerome H. Kern, a director and Vice Chairman of the Company. In connection with these engagements, Peter Kern and Gemini Associates, Inc. received approximately $1.3 million in 1998 and $1 million through September 1, 1999.

     In connection with the AT&T Merger, Larry Romrell converted his employment agreement with the Company into a consulting agreement with AT&T. See "Employment Contracts and Termination of Employment and Change of Control Arrangements -- Mr. Romrell's Employment Agreement".

     Payments in Connection with the AT&T Merger. On July 1, 1998 Jerome H. Kern, a director of the Company, became Vice-Chairman of the Company. For his services as Vice-Chairman, the Company has been compensating Mr. Kern at the annual rate of $1 million. On December 10, 1998, the Board of Directors approved the grant to Mr. Kern of 290,887 restricted shares of AT&T Common Stock contingent upon the consummation of the AT&T Merger. Fifty percent (50%) of such shares will vest on December 10, 2002, and the remainder will vest on December 10, 2003. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT -- Security Ownership of Management." In addition, Liberty Media Corporation paid Mr. Kern $10 million immediately prior to the AT&T Merger for his services in negotiating the merger agreement with AT&T and completing the AT&T Merger.

     On February 17, 1999, the date of the Company's stockholders meeting approving the AT&T Merger, the Board of Directors approved the payment by Liberty of $1 million each to John W. Gallivan and Paul A. Gould, directors of the Company, for their services on the Special Committee of the Company's Board of Directors in evaluating the merger transaction with AT&T and the consideration to be received by the stockholders of the Company.

     Naify Notes. In 1986, pursuant to the terms of a Stock Purchase Agreement (the "UACI Agreement") Robert Naify, a former director of the Company, and several members of Mr. Naify's family received convertible notes (the "Naify Notes") of TCI UA, Inc., a subsidiary of the Company, as consideration for their stock in United Artists Communications, Inc. As of December 31, 1998, Naify Notes having an aggregate principal amount of approximately $205.4 million were outstanding. At that date, the Naify Notes were convertible into an aggregate of 24,163,259 shares of TCOMA, 19,416,889 shares of LBTYA, 20,711,364 shares of TCIVA and 3,451,897 shares of TSAT Series A Stock. In connection with the merger of TCIC and an internal restructuring that preceded such merger, the Company became the obligor of the Naify Notes. As a result of the AT&T Merger and pursuant to the terms of the Naify Notes and the

UACI Agreement, the conversion price of the Naify Notes was adjusted such that as of the March 9, 1999 consummation date of the AT&T Merger, the outstanding Naify Notes were convertible into 28,632,122 shares of AT&T Common Stock, 60,373,632 shares of Class A Liberty Group Stock and 3,451,897 shares of TSAT Series A Stock.

     Also pursuant to the terms of the Naify Notes and the UACI Agreement, if in the future the Class A Liberty Group Stock is converted into cash, securities or other property in a transaction where the holders of Class B Liberty Group Stock receive greater per share economic consideration than the holders of Class A Liberty Group Stock, then the holders of Naify Notes will be entitled to receive such greater economic consideration with respect to 18% of the total number of shares of Class A Liberty Stock beneficially held by them on March 9, 1999 or the date of such transaction, whichever is less. On March 26, 1999, all of the Naify Notes were converted into the equity securities described above. Also see "Certain Business Relationships -- Reorganization Agreement and Option Agreement" for additional information concerning the conversion of the Naify Notes into shares of TSAT Series A Stock.

     TCI Holdings Preferred. Mr. Romrell owns 103 shares of TCI Holdings Preferred Stock. In connection with the AT&T Merger, AT&T has agreed that, for a period of fifteen (15) years following the effective time of the AT&T Merger, neither it nor the Company will take certain actions with regard to the TCI Holdings Preferred Stock, including any redemption of, or modification of the terms of, such preferred stock or any actions that would adversely affect TCI Holdings' ability to pay the required dividends of 12% per annum on such TCI Holdings Preferred Stock. The terms of such TCI Holdings Preferred Stock provide that it may be redeemed by TCI Holdings following a "change in control" of the Company.

     The Company believes that the foregoing business dealings with management were based upon terms no less advantageous to the Company than those which would be available in dealing with unaffiliated persons.

  Transactions in Connection with the AT&T Merger

     Management of the Liberty Media Group. Following the AT&T Merger, Dr. Malone became Chairman of the Liberty Media Group.

     Following the AT&T Merger, all of the equity interests in Liberty Media Corporation are owned by AT&T; however, a majority of the members of the Board of Directors of Liberty Media Corporation (the "Liberty Board") are individuals designated by the Company prior to the AT&T Merger. Liberty Media Corporation has three classes of directors: one class elected for a term of one year; one class elected for a term of seven (7) years; and one class elected for a term of ten (10) years. Each class of directors has an equal number of members. Such directors may not be removed other than for "cause," and, in the event of the death or resignation of a director, the remaining directors of such class will choose a successor to fill the remaining term of such deceased or resigning director. Thus, the second and third classes of directors will constitute a majority of the Liberty Board until at least 2006. Under Delaware law, the business of a corporation is managed by its board of directors. As a result, although AT&T owns all of the equity interests in the Liberty Media Group and, initially, all of the common stock of Liberty Media Corporation, the incumbent directors of Liberty Media Corporation (and their successors) are able to control most aspects of the day-to-day business of Liberty Media Corporation and its subsidiaries.

     In addition, in the event the incumbent directors (and their designated successors) cease to constitute a majority of the Liberty Board, or Liberty Management LLC determines that, in its reasonable judgment, the incumbent Liberty Board is likely to cease to constitute a majority of the Liberty Board, such event will constitute a "Triggering Event." Liberty Management LLC is a limited liability company, the equity interests of which are owned by Dr. Malone. Upon the occurrence of a Triggering Event, subject to the terms and conditions of a contribution agreement that the Company caused Liberty Media Corporation and Liberty Ventures LLC to enter into in connection with the AT&T Merger, all of the assets of Liberty Media Corporation and of certain other entities included in the Liberty Media Group will be contributed to a limited liability company ("Liberty Media Group LLC"), substantially all of the equity interests of which are owned by AT&T, unless the Triggering Event is waived by Liberty Management LLC. Liberty Management LLC will own the remaining equity interests in Liberty Media Group LLC and will be the sole manager of Liberty Media Group LLC.

     AT&T's certificate of incorporation was amended in connection with the AT&T Merger in order to authorize the Class A Liberty Stock and the Class B Liberty Stock (collectively, the "Liberty Stock"). Such amended certificate of incorporation includes a provision which requires a separate class vote of the holders of Liberty Stock to authorize a sale or transfer by AT&T of its equity interest in Liberty Media Group LLC. Such separate approval would not be required in connection with a redemption permitted by AT&T's amended certificate of incorporation of all of the outstanding Liberty Stock in exchange for all of the shares of common stock of a subsidiary of AT&T that holds all of the assets and liabilities of the Liberty Media Group and which satisfies certain other requirements.

     In connection with the AT&T Merger, AT&T and Liberty Media Group entered into an inter-group agreement (the "Inter-Group Agreement"). Under the terms of the Inter-Group Agreement (a) neither AT&T nor Liberty Media Group will have any obligation or responsibility to provide financial support or offer corporate opportunities to the other group or to otherwise assist the other group, (b) there are restrictions on the incurrence of debt and other financial obligations, (c) each of AT&T and Liberty Media Group is solely responsible for its cost and liabilities, (d) each of AT&T and Liberty Media Group will indemnify and hold harmless the other group against all claims, liabilities, losses and expenses arising from that group's operations and businesses, (e) AT&T may not allocate general overhead expenses to the Liberty Media Group which are not provided pursuant to specific service agreements or similar arrangements, (f) there are restrictions on the issuance of Liberty Stock by the Liberty Media Group, (g) unless otherwise agreed upon, any proceeds from the issuance of Liberty Stock will be contributed to the Liberty Media Group, (h) unless otherwise agreed upon, AT&T will not take any actions involving any direct or indirect equity interest of AT&T in Liberty Media Group LLC and (i) AT&T will not intentionally take any action that AT&T knows would have the effect of deconsolidating the Liberty Media Group from the AT&T consolidated group for federal income tax purposes.

     Stock Ownership. In the AT&T Merger, the Company's common stock was converted as described under "MERGER WITH AT&T." The difference in the conversion ratios applicable to TCOMA and TCOMB constituted an approximate 10% premium payable to the holders of TCOMB. As of December 31, 1998, Dr. Malone and his spouse collectively owned 30,401,772 shares of TCOMB (excluding shares that they had the right to vote but in which they did not have a direct economic interest), or approximately 47.2% of the total number of shares of TCOMB outstanding as of such date. In addition, as of December 31, 1998, the other directors and members of management of the Company owned an aggregate of 23,990,555 shares of TCOMB (including shares in which they had a direct economic interest but did not have the right to vote) or approximately 37.2% of the total number of shares of TCOMB outstanding as of such date. The Board of Directors and the Special Committee carefully considered the premium payable to the holders of the TCOMB in connection with its decision to approve the AT&T Merger and determined that such premium was an acceptable control premium to such holders under the circumstances, and, in the case of Dr. Malone and Mrs. Malone and the Magness Family, did not exceed the control premium limit established by the Company in separate agreements entered into with such individuals.

     In the AT&T Merger, holders of LBTYA and TCIVA, respectively, received shares of Class A Liberty Stock that entitle such holders to cast 3/40th of a vote per share (as adjusted for the 1999 Stock Splits). In the AT&T Merger, holders of LBTYB and TCIVB, respectively, received shares of Class B Liberty Stock that entitle such holders to cast 3/4ths of a vote per share (as adjusted for the 1999 Stock Splits). The distinction between the shares of Class A Liberty Stock and Class B Liberty Stock maintained the 10-to-1 voting ratio between the holders of LBTYB and TCIVB on the one hand and the holders of LBTYA and TCIVA on the other hand. As of December 31, 1998, Dr. Malone and his spouse beneficially owned 34,775,586 shares of Class B Liberty Stock, or approximately 45.2% of such shares outstanding as of such date. In addition, as of December 31, 1998, the other directors and members of management of the Company owned an aggregate of 34,392,372 of such shares, or approximately 44.7% of such shares outstanding as of such date. Dr. Malone also held options to acquire an additional 1,154,000 shares of LBTYA, 1,200,000 shares of TCIVA and 2,800,000 shares of TCIVB. Such options were adjusted in connection with the AT&T Merger to be exercisable for shares of Class A Liberty Stock and Class B Liberty Stock, as the case may be. Pursuant to the terms of the Stockholders' Agreement, Dr. Malone has the power to vote all shares of Class B Liberty Stock held by the Magness Group. Dr. Malone also has the power to vote all shares of Class B Liberty Stock held by certain trusts of which Mr. Hindery is the trustee. As a result, assuming the exercise of his options to purchase shares of Class A Liberty Stock and Class B Liberty Stock, Dr. Malone will have the power to vote securities having approximately 46.6% of the voting power with respect to any matters upon which the holders of Class A or Class B Liberty Stock will vote as a separate class. The share information in the preceding two paragraphs has not been adjusted for the AT&T Merger and the 1999 Stock Splits.

     Tax Protection Agreements. In connection with the AT&T Merger, the Company entered into agreements with certain of its employees (including directors and executive officers of the Company) providing for indemnification of such individuals from the effects of certain U.S. federal excise taxes that may become payable by such employees as a result of the AT&T Merger and the resulting change in control of the Company. The Company is required to assume the financial obligations under such agreements with respect to employees of the TCI Group and Liberty Media Corporation is required to assume the financial obligations under such agreements with respect to employees of Liberty Media Group.

     Employment Agreements and Other Arrangements. Prior to the AT&T Merger, Dr. Malone, Mr. Hindery, Mr. Jones, and Mr. Brett had employment agreements with the Company. Dr. Malone, Mr. Brett and Mr. Jones entered into new employment agreements in connection with the AT&T Merger. See "Employment Contracts and Termination of Employment and Change of Control Arrangements." AT&T agreed to cause the Company to honor, from and after the effective time of the AT&T Merger, the obligations of the Company with respect to the executive, employment and other agreements and arrangements of those officers who are officers of the TCI Group and agreed to assume the obligations under contractual arrangements with former executive officers of the Company. In addition, AT&T agreed to assume the obligations under all of the employee plans and benefit arrangements relating to the TCI Group.

     Contingent Grants. Prior to the AT&T Merger, certain executive officers of the Company were granted options to purchase 11.0 million shares of Class A or Class B Liberty Stock, contingent upon completion of the AT&T Merger. Additionally, prior to the AT&T Merger, awards of 792,375 restricted shares of AT&T Common Stock were granted to certain directors and executive officers of the Company, contingent upon completion of the AT&T Merger. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Security Ownership of Management."

     The Special Committee and the Board of Directors were aware of the aforementioned interests of the Company's management and the directors described above and considered such interests, among other matters, in approving the AT&T Merger and the transactions contemplated thereby.

  Transactions with AT&T

     Immediately prior to the AT&T Merger, the Company's TCI Group received the Asset Transfers from the TCI Ventures Group in exchange for $5.461 billion in cash. AT&T provided a $5.461 billion inter-company loan to the Company to fund the payment in connection with the Asset Transfers. See "MERGER WITH AT&T." AT&T has provided additional funding to the Company since the AT&T Merger. Such borrowings are evidenced by promissory notes which accrue interest at the London Interbank Offered Rate, plus 15 basis points and are due and payable on or before March 9, 2004. As of June 30, 1999, $7.286 billion was outstanding under the notes payable to AT&T. During the four months ended June 30, 1999, interest expense on such borrowings was $106 million. In addition, as of June 30, 1999, AT&T owed the Company $15 million under a non-interest bearing inter-company account.

     AT&T provides long distance service and allocates certain other administrative costs to the Company. During the four months ended June 30, 1999, such amounts aggregated $17 million.

  Certain Business Relationships

     Jerome H. Kern, a director of the Company, was special counsel with the law firm of Baker & Botts, L.L.P., the principal outside counsel for the Company, until June 16, 1998. Fees paid to Baker & Botts, L.L.P. by the Company and its consolidated subsidiaries did not exceed five percent of Baker & Botts, L.L.P.'s gross revenues for the 1998 fiscal year.

     Liberty Media Corporation Transactions. Immediately prior to the AT&T Merger, AT&T and Liberty Media Corporation entered into an agreement relating to the carriage of programming of Liberty Media Group to be distributed over the AT&T cable systems. Pursuant to this agreement, Liberty Media Group will be granted, among other rights, "preferred vendor status" with respect to certain types of new programming services. Liberty Media Group will also be entitled to the use of channel capacity equal to one six megahertz channel to be used for category specific interactive video channels. In addition, such agreement also provided for the extension of existing affiliation agreements between the Company and programming affiliates of Liberty Media Group to a date not less than ten (10) years from the closing of the AT&T Merger, upon the terms and conditions set forth in such agreement. The Company has also agreed to make fixed monthly payments to an entity attributed to Liberty Media Group pursuant to an affiliation agreement. The fixed annual commitments increase annually from $190 million in 1999 to $267 million in 2003, and will increase with inflation through 2022. In addition, the Company is obligated to make minimum revenue payments through 2017 and minimum license fee payments through 2007 aggregating $392 million to an entity attributed to Liberty Media Group. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements. During the four months ended June 30, 1999, Liberty Media Group charged the Company $69 million for programming services.

     The Company is obligated and/or has guaranteed Liberty Media Group's obligation to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at June 30, 1999, these agreements require minimum payments aggregating approximately $317 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

     During the first half of 1999, AT&T paid $75 million to Liberty Media Group for the rights to 3 million warrants to purchase shares of stock of CSG Systems International ("CSG") with an exercise price of $12 per share. Such warrants vest based on the number of the Company's customers which are processed on CSG's billing system and expire on September 19, 2002. To the extent such warrants do not vest, Liberty Media Group would pay cash to AT&T in the sum of the warrants that expire unvested times $25, plus accrued interest at 6% from April 12, 1999. Subsequent to June 30, 1999, two million of the above-described warrants became vested.

     Facilities and Services Agreement. The Company and Liberty Media Corporation entered into a facilities and services agreement effective upon the consummation of the AT&T Merger. Pursuant to the agreement, the Company provides Liberty Media Corporation with administrative and operational services necessary for the conduct of its business, including, but not limited to, such services as are generally performed by the Company's accounting, finance, corporate, legal and tax departments. In addition, the agreement provides Liberty Media Corporation with office space at the Company's facilities, permits Liberty Media Corporation to obtain certain liability, property and casualty insurance under the Company's policies and allows for the reciprocal use by the Company and Liberty Media Corporation of each other's aircraft. Pursuant to the agreement, Liberty Media Corporation reimburses the Company for all direct expenses incurred by the Company in providing services thereunder and a pro rata share of all indirect expenses incurred by the Company in connection with the rendering of such services, including a pro rata share of the salary and other compensation of the Company employees performing services for Liberty Media Corporation and rental expenses for the office space of the Company used by Liberty Media Corporation. The obligations of the Company to provide services under the agreement will continue in effect (a) until terminated by Liberty

Media Corporation at any time on not less than 180 days' notice to the Company, or by the Company at any time after December 31, 2001, on not less than six months' notice to Liberty Media Corporation, or (b) until March 31, 2000 with respect to the services of personnel and December 31, 2001 with respect to all other services. During the four months ended June 30, 1999, Liberty Media Corporation was allocated less than $1 million under such agreement.

     Tax Sharing Agreement. Liberty Media Corporation, for itself and each member of the Liberty Media Group, is a party to a tax sharing agreement that provides, among other things, that: to the extent that the inclusion of the Liberty Media Group within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of the AT&T Common Stock Group increases tax liability for any period, the Liberty Media Group will be responsible for paying the AT&T Common Stock Group an amount equal to the increased tax liability; and to the extent that the Liberty Media Group's inclusion within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of the AT&T Common Stock Group reduces tax liability for any period, the AT&T Common Stock Group will be responsible for paying the Liberty Media Group an amount equal to the reduced tax liability.

     The net operating loss for U.S. federal income tax purposes of the affiliated group of which the Company was the common parent at the time of the AT&T Merger (the "TCI Affiliated Group") will be allocated to the Liberty Media Group (the "Allocated NOL") to offset any obligations it would otherwise incur under the tax sharing agreement for periods subsequent to the AT&T Merger. The Company will not receive any consideration for the utilization of the Allocated NOL by Liberty Media Group and/or AT&T. If the Liberty Media Group is deconsolidated for U.S. federal income tax purposes from the affiliated group of which AT&T is the parent corporation, AT&T will be required to pay the Liberty Media Group an amount equal to the product of (a) the amount of the Allocated NOL that has not been used as an offset to the Liberty Media Group's obligations under the tax sharing agreement, and that has been, or is reasonably expected to be, utilized by AT&T and (b) 35%. Certain other tax carryovers of the TCI Affiliated Group will be allocated to AT&T to offset any obligations it would otherwise incur under the tax sharing agreement for periods subsequent to the AT&T Merger. In general, with respect to the TCI Affiliated Group, for periods ending on or prior to March 9, 1999 (a) the Liberty Media Group will pay the TCI Group any portion of regular tax liability attributable to the Company's former Liberty Media Group or TCI Ventures Group, (b) any regular tax losses or other tax attributes may be used by the Liberty Media Group or the TCI Group without compensation to any other group, and (c) if the TCI Affiliated Group has an alternative minimum tax liability, the group, if any, generating alternative minimum tax losses will be paid for such losses to the extent that such losses reduce alternative minimum tax liability of the TCI Affiliated Group but the Liberty Media Group will not otherwise be required to pay its share of such alternative minimum tax liability.

     GI Warrants. Effective as of December 16, 1997, a subsidiary of the Company on behalf of the Company and other cable operators that may be designated from time to time by the Company ("Approved Purchasers") entered into an agreement with General Instruments Corporation ("GI") for the purchase of advanced digital set-top devices. Such agreement provides that the Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. In connection with the purchase commitment, GI agreed to grant warrants to purchase its common stock, a portion of which become exercisable each year if a sufficient number of set-top devices are purchased during that year. The 1998 purchase commitment of 1.5 million set-top devices was met, resulting in warrants to purchase 4,928,000 shares of GI common stock vesting on January 1, 1999. The purchase commitment for 1999 is 1,750,000 set-top devices, of which 930,000 set-top devices had been purchased through June 30, 1999. If the 1999 commitment is satisfied, warrants to purchase an additional 5,750,000 shares of GI common stock will vest on January 1, 2000. The purchase commitment for 2000 is 3,250,000 set-top devices, which, if satisfied, will result in warrants to purchase an additional 10,678,000 shares of GI common stock vesting on January 1, 2001. In connection with the AT&T Merger, the GI warrants were transferred to Liberty Media Group in exchange for approximately $176 million in cash. To the extent the GI warrants do not vest because the Company fails to meet its purchase commitments, the Company is required to repay a proportional amount of such cash to Liberty Media Group.

     TSAT Transactions. John Malone is currently a director of the Company and is also the Chairman of the Board and a director of TSAT. Dr. Malone is also a principal stockholder of TSAT.

     Effective April 1, 1998, a business combination (the "Restructuring Transaction") was consummated in which TSAT contributed and transferred to Phoenixstar, Inc. (formerly PRIMESTAR, Inc.) ("Phoenixstar") all of TSAT's assets and liabilities except (a) the capital stock of Tempo Satellite, Inc., a wholly-owned subsidiary of TSAT, (b) the consideration to be received by TSAT in the Restructuring Transaction and (c) the rights and obligations of TSAT under certain agreements with Phoenixstar and others. As of June 30, 1999, TSAT had an approximate 37% ownership interest in Phoenixstar.

     On December 4, 1996, the Company distributed (the "TSAT Distribution") to the holders of shares of TCOMA and TCOMB all of the issued and outstanding common stock of TSAT. Since the consummation of the TSAT Distribution, TSAT and the Company have operated independently. However, for purposes of governing certain of the ongoing relationships between TSAT and the Company after the TSAT Distribution, and to provide mechanisms for an orderly transition, TSAT and the Company entered into various agreements in connection with the TSAT Distribution, including those agreements described below. Certain of such agreements have since terminated or expired, or have been modified in connection with the Restructuring Transaction.

     Phoenixstar Contribution Agreement. During 1999, Phoenixstar sold substantially all of its assets to Hughes Electronics Corporation. In connection with such sale, a subsidiary of the Company entered into a contribution agreement ("Phoenixstar Contribution Agreement") with certain shareholders of Phoenixstar pursuant to which the Company would, to the extent it is relieved of $166,250,000 of contingent liabilities then owed to certain creditors of Phoenixstar and its subsidiaries, contribute up to $166,250,000 to Phoenixstar to the extent necessary to satisfy liabilities of Phoenixstar. Through June 30, 1999, and the fourth quarter of 1998, the Company recorded charges of $50 million and $90 million, respectively, to provide for estimated losses that were expected to result from the Phoenixstar Contribution Agreement. During the second quarter of 1999, the Company contributed approximately $114 million to Phoenixstar in partial satisfaction of its obligation. The Company's obligation under the Phoenixstar Contribution Agreement will expire in 2001.

     Reorganization Agreement and Option Agreement. On December 4, 1996, the TSAT Distribution was consummated (the "TSAT Distribution Date"), and the Company, TCIC and a number of the Company's other subsidiaries, including TSAT, entered into a reorganization agreement (the "Reorganization Agreement"), which provided for, among other things, the principal corporate transactions required to effect the TSAT Distribution, the conditions thereto and certain provisions governing the relationship between TSAT and the Company with respect to and resulting from the TSAT Distribution. Pursuant to the Reorganization Agreement, TSAT assumed the Company's obligations under options granted to Brendan R. Clouston, a former executive officer of the Company, Larry E. Romrell, a former executive officer of the Company, and David P. Beddow, a former executive officer of certain subsidiaries of the Company, to purchase shares of TSAT Series A Stock representing 1.0%, 1.0% and 0.5%, respectively, of the shares of TSAT Series A Stock issued and outstanding on the TSAT Distribution Date, determined immediately after giving effect to the TSAT Distribution but before giving effect to the issuance of the shares of TSAT Series A Stock issuable upon exercise of such options.

     Further, pursuant to an Option Agreement dated December 4, 1996, TSAT granted to the Company an option to purchase up to 4,765,000 shares of TSAT Series A Stock (as such number may be adjusted to reflect stock dividends, stock splits and the like), for a purchase price equal to the par value of such shares, as necessary to satisfy the Company's obligations to deliver shares of TSAT Series A Stock upon conversion of certain of the Company's convertible securities. During the year ended December 31, 1998, TSAT issued to the Company under this arrangement 991,330 shares of TSAT Series A Stock for aggregate consideration of $991,330. In addition, through June 30, 1999, the Company paid TSAT $3,452,000 for shares of TSAT Series A Stock issued upon conversion of certain convertible securities pursuant to an outstanding option agreement between TSAT and the Company.

     Transition Services Agreement. During 1997, pursuant to a transition services agreement entered into in connection with the TSAT Distribution (the "Transition Services Agreement"), the Company provided to

TSAT certain services including (a) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, fleet management, package delivery, management information systems, billing, lock box and remittance processing and risk management services, (b) other services typically performed by the Company's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, fleet management and advanced information technology department personnel, (c) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by the Company from time to time for financial forecasting, budgeting and similar purposes, including without limitation, any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (d) technology support and consulting services, and (e) such other management, supervisory, strategic planning or other services as TSAT and the Company determined to be necessary or desirable. As compensation for services rendered to TSAT and for the benefits made available to TSAT pursuant to the Transition Services Agreement, TSAT was required to pay the Company a fee of $1.50 per qualified subscribing household or other residential or commercial unit (counted as one subscriber regardless of the number of satellite receivers) per month, up to a maximum of $3 million per month, and reimburse the Company quarterly for direct, out-of-pocket expenses incurred by the Company to third parties in providing the services. During the period ended March 31, 1998, TSAT was charged $3,174,000 pursuant to the Transition Services Agreement. Pursuant to the terms of the Restructuring Transaction, the Transition Services Agreement was terminated on April 1, 1998.

     Tax Sharing Agreement. Through the TSAT Distribution Date, TSAT's results of operations were included in the Company's consolidated U.S. federal income tax returns, in accordance with the existing tax sharing arrangements among the Company and its consolidated subsidiaries. Effective July 1, 1995, the Company, TCIC and certain other subsidiaries of the Company entered into a tax sharing agreement (the "1995 Tax Sharing Agreement"), which formalized such pre-existing tax sharing arrangements and implemented additional procedures for the allocation of certain consolidated income tax attributes and the settlement of certain intercompany tax allocations. The 1995 Tax Sharing Agreement encompasses U.S. federal, state, local and foreign tax consequences and relies upon the Code and any applicable state, local and foreign tax law and related regulations. In connection with the TSAT Distribution, the 1995 Tax Sharing Agreement was amended to provide that TSAT be treated as if it had been a party to the 1995 Tax Sharing Agreement, effective July 1, 1995.

     In connection with the Restructuring Transaction, TSAT and the Company entered into a tax sharing agreement dated as of June 1997, to confirm that pursuant to the amended 1995 Tax Sharing Agreement (a) neither TSAT nor any of its subsidiaries has any obligation to indemnify the Company, the Company's tax consolidated subsidiaries, or the Company's shareholders for any tax resulting from the TSAT Distribution failing to qualify as a tax-free distribution pursuant to Section 355 of the Code, (b) the Company is obligated to indemnify TSAT and its subsidiaries for any taxes resulting from the TSAT Distribution failing to qualify as a tax-free distribution pursuant to Section 355 of the Code, (c) to the best knowledge of the Company, TSAT's total payment obligation under the 1995 Tax Sharing Agreement could not reasonably be expected to exceed $5 million, and (d) the sole agreement between the Company or the Company's tax consolidated subsidiaries, on the one hand, and TSAT or any of its subsidiaries, on the other, relating to taxes is the 1995 Tax Sharing Agreement.

     Indemnification Agreements. On the TSAT Distribution Date, TSAT entered into an indemnification agreement with each of TCIC and TCI UA 1, Inc. ("TCI UA 1"), an indirect subsidiary of TCIC. As of December 31, 1997, TSAT and each of TCIC and TCI UA 1 entered into amendments to such indemnification agreements (collectively, as amended, the "Indemnification Agreements" and individually, each the "Indemnification Agreement"). The Indemnification Agreement with TCIC provided for TSAT to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued for the account of TCIC (the "TCIC Letter of Credit"). The drawable amount of such letter of credit was $25,000,000 at December 31, 1998. The Indemnification Agreement with TCI UA 1 provided for TSAT to reimburse TCI UA 1 for any amounts drawn under an irrevocable transferable letter of credit issued for the account of TCI UA 1 (the "TCI UA 1 Letter of Credit"). The drawable amount of the TCI UA 1 Letter of Credit was $141,250,000 at December 31, 1998. Both the TCIC Letter of Credit and the TCI UA 1 Letter of

Credit were cancelled in June 1999. No amounts had been drawn on such letters of credit at the date of cancellation.

     The Indemnification Agreements further provided for TSAT to indemnify and hold harmless TCIC and TCI UA 1 and certain related persons from and against any losses, claims, and liabilities arising out of the respective letters of credit or any drawings thereunder. The payment obligations of TSAT to TCIC and TCI UA 1 under such Indemnification Agreements were subordinated in right of payment with respect to TSAT's obligations under its bank credit facilities. During the year ended December 31, 1998, and the six months ended June 30, 1999, the aggregate amount paid by TSAT (and following the Restructuring Transaction, Phoenixstar) to the Company under the Indemnification Agreements was $2,203,000 and $614,000, respectively. Such amounts represent the aggregate fees incurred by the Company with respect to the TCI UA 1 Letter of Credit.

     Pursuant to the Restructuring Transaction, Phoenixstar assumed the rights and obligations of TSAT under the Indemnification Agreements, including the reimbursement obligations in favor of TCIC and TCI UA 1, and the Indemnification Agreements were amended to, among other things, extend the subordination provisions for the benefit of certain other indebtedness of Phoenixstar.

     Trade Name and Service Mark License Agreement. Pursuant to a Trade Name and Service Mark License Agreement (the "License Agreement"), the Company granted to TSAT, for an initial term of three years following the TSAT Distribution, a non-exclusive, non-assignable license to use certain trade names and service marks specifically identified in the License Agreement, including the mark "TCI" in the context of the digital satellite business. The License Agreement provides, among other things, that all advertising, promotion and use of certain of the Company's trade names and service marks by TSAT shall be consistent with the Company's guidelines and standards, as well as subject to the Company's approval in certain circumstances. Since the TSAT Distribution, TSAT has taken steps to phase out the use of the Company's names and marks covered by the License Agreement, except in connection with its corporate name. TSAT and the Company amended the License Agreement immediately prior to the closing of the Restructuring Transaction to reflect such limited use.

     Call Center LLC. In March 1997, TSAT and the Company agreed to form a limited liability company (the "Call Center LLC") through which TSAT and the Company were to conduct various customer call service operations. The initial ownership interests of TSAT and the Company in the Call Center LLC were to be 28% and 72%, respectively. In June 1997, TSAT and the Company agreed not to form the Call Center LLC. In March 1997, the Company began providing customer call services to TSAT based upon a per call charge and has provided such services to Phoenixstar on the same basis since the consummation of the Restructuring Transaction. Charges for such services aggregated $24,938,000 during the year ended December 31, 1998 and $11,875,000 during the six months ended June 30, 1999.

     Other Arrangements. As a result of the TSAT Distribution, the Company and TSAT entered into a Share Purchase Agreement, which obligates the Company and TSAT to sell to each other from time to time, at the then current market price, shares of TCOMA and TSAT Series A Stock, respectively, as necessary to satisfy their respective obligations under the TCI Group Series A Options and TSAT Options held by their respective employees and non-employee directors. During the year ended December 31, 1998, and the six months ended June 30, 1999, TSAT did not issue any shares of TSAT Series A Stock to the Company under this arrangement.

     Certain officers of TSAT who were officers or directors of the Company and/or TCIC prior to the TSAT Distribution received undertakings of indemnification from the Company and/or TCIC. Such undertakings survived the TSAT Distribution.

  Indebtedness of Management

     Indebtedness of Dr. Malone. On March 4, 1997, Dr. Malone received an advance from a wholly owned subsidiary of the Company in the amount of $5,787,505. On March 5, 1997, Dr. Malone received a second advance from a wholly owned subsidiary of the Company in the amount of $5,813,755. The terms of the advances were memorialized by a promissory note entered into by Dr. Malone. The interest rate on such loans was 1% over the one-month LIBOR rate compounded annually. Dr. Malone used the proceeds of the advance to purchase shares of TSAT Series A Stock. On February 9, 1998 Dr. Malone repaid the $12 million promissory note balance and accrued interest in the amount of $723,000.

     See "Transactions with Management and Others -- Malone Transactions" for a discussion of additional indebtedness of Dr. Malone.

     Indebtedness of Mr. Fisher. Fisher Communications Associates, L.L.C. ("Fisher Communications"), a Colorado limited liability company controlled by Mr. Donne Fisher, a former director of the Company, has issued five non-interest bearing promissory notes (the "Fisher Notes") to the following five subsidiaries of the Company: ECP Holdings, Inc. ("ECP"), American Televenture of Minersville, Inc. ("ATM"), TCI Cablevision of Nevada, Inc. ("TCINV"), TCI Cablevision of Utah, Inc. ("TCIU") and TEMPO Cable Inc. ("Tempo Cable"). Each of the Fisher Notes matures on January 31, 2006. The Fisher Notes have an aggregate principal amount of $3 million, all of which is outstanding, and are payable in the following amounts to the following entities:

PAYEE                                             PRINCIPAL AMOUNT OF NOTE
-----                                             ------------------------
ECP............................................          $1,200,000
ATM............................................              42,120
TCINV..........................................             233,100
TCIU...........................................             351,180
Tempo Cable....................................           1,173,600

     Fisher Communications issued certain of the Fisher Notes to each of ATM, TCINV, TCIU and Tempo Cable in payment of the exercise price of certain options to purchase certain partnership interests in Halcyon Communications Limited Partnership, an Oklahoma limited partnership, held by such entities. Fisher Communications acquired such options as of January 31, 1996. Fisher Communications issued certain of the Fisher Notes to ECP in payment of the exercise price of an option to purchase ECP's partnership interest in Halcyon Communications Partners, an Oklahoma general partnership. Fisher Communications acquired such option as of January 31, 1996.

     Indebtedness of Mr. Gallivan. See "Transactions with Management and Others -- Transactions with Mr. Gallivan" for a discussion of indebtedness of Mr. Gallivan.

                              INDEPENDENT AUDITORS

     Prior to the AT&T Merger, the firm of KPMG LLP ("KPMG") served as the Company's independent certified public accountants. In connection with the AT&T Merger, it was determined that it would be more efficient and effective for the Company to have its independent auditing function performed by AT&T's independent certified public accountants, PricewaterhouseCoopers LLP ("PWC"). For that reason, the Company notified KPMG that the Company will no longer retain that firm as its independent auditor, effective upon the completion of the audits of the Company's financial statements for the fiscal year ending December 31, 1998, and for the two-month period ended February 28, 1999. The Company retained PWC effective as of March 9, 1999, for the audit of the Company's financial statements for the period ending December 31, 1999. The Company maintains high regard for KPMG and is grateful for the work it has performed over the years.

     Representatives of KPMG and PWC will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     During the Company's two most recent fiscal years ended December 31, 1998 and December 31, 1997, the reports of KPMG on the Company's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's two most recent fiscal years ended December 31, 1998 and December 31, 1997, and the interim periods thereafter, no disagreements with KPMG have occurred on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements. No reportable events involving KPMG have occurred that must be disclosed under Item 304(a)(1)(v) of Regulation S-K.

     Prior to the Company's retention of PWC, the Company had not consulted with PWC on items that concerned the application of accounting principles to a specific transaction, either completed or proposed, or on the type of audit opinion that might be rendered on the Company's financial statements.

     The Company requested, and KPMG has furnished, a letter addressed to the Securities and Exchange Commission stating that KPMG agrees with the statements set forth in the third and fourth paragraphs above. A copy of such letter was filed as Exhibit 16.1 to a Form 8-K of the Company, dated as of March 11, 1999.

                            STOCKHOLDERS' PROPOSALS

     Proposals by stockholders for which consideration is desired at the year 2000 annual meeting of stockholders must be received by the Company by July 22, 2000 to be considered for inclusion in proxy materials for the 2000 annual meeting.

                                  DETACH HERE


                                     PROXY

                           TELE-COMMUNICATIONS, INC.

                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING ON DECEMBER 15, 1999.


     The undersigned hereby appoints Daniel E. Somers and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock held of record by the undersigned on November 12, 1999, at the Annual Meeting of Stockholders to be held on December 15, 1999, or any adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

   PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO TELE-COMMUNICATIONS,
       INC., C/O PROXY SERVICES, P.O. BOX 9390, BOSTON, MA 02205-9968. IF
          YOU DO NOT SIGN AND RETURN A PROXY CARD OR ATTEND THE ANNUAL
            MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                                  DETACH HERE



    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND IN THE DISCRETION OF THOSE AUTHORIZED TO VOTE THIS PROXY ON ANY OTHER BUSINESS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Election of Directors.                                                   2. Other Business - At their discretion, the Proxies are
   NOMINEES: John W. Gallivan, Paul A. Gould,, Jerome H. Kern,                 authorized to vote upon any other business that may
   H. Eugene Lockhart, John C. Malone, John C. Petrillo, and Daniel E.         properly come before the Annual Meeting or any
   Somers                                                                      adjournment thereof.
               FOR                      WITHHELD
               ALL   [ ]           [ ]  FROM ALL
             NOMINEES                   NOMINEES


     [ ]                                                                    MARK HERE IF YOU PLAN TO ATTEND THE MEETING      [ ]
        -------------------------------------------
        For all nominees except as noted above
                                                                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]




                                                                            Please sign below exactly as name(s) appear(s) hereon.
                                                                            Joint tenants should both sign. Executors,
                                                                            administrators, trustees or guardians should show their
                                                                            capacity as such. Corporations should sign by President
                                                                            or other authorized officer.



                                                                            PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                            PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature:                                   Date:                     Signature:                                   Date:
          ----------------------------------      -----------------              ---------------------------------       -----------

                                  DETACH HERE

                                     PROXY

                           TELE-COMMUNICATIONS, INC.

                              POST OFFICE BOX 5630
                                DENVER, CO 80217

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING ON DECEMBER 15, 1999.

         The undersigned hereby appoints Daniel E. Somers and Stephen M. Brett as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Tele-Communications, Inc. Common Stock held of record by the undersigned on November 12, 1999, at the Annual Meeting of Stockholders to be held on December 15, 1999, or any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

         IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

   PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO TELE-COMMUNICATIONS,
       INC., C/O PROXY SERVICES, P.O. BOX 9379, BOSTON, MA 02205-9954. IF
          YOU DO NOT SIGN AND RETURN A PROXY CARD OR ATTEND THE ANNUAL
            MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                                   DETACH HERE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND IN THE DISCRETION OF THOSE AUTHORIZED TO VOTE THIS PROXY ON ANY OTHER BUSINESS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Election of Directors.

   NOMINEES: John W. Gallivan, Paul A. Gould, Jerome H. Kern,
             H. Eugene Lockhart, John C. Malone, John C. Petrillo, and Daniel E. Somers

     FOR                                      WITHHELD
     ALL            [ ]            [ ]        FROM ALL
   NOMINEES                                   NOMINEES

[ ]
    ---------------------------------------
    For all nominees except as noted above



2. Other Business - At their discretion, the Proxies are authorized to vote upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING            [ ]

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [ ]

PLEASE SIGN BELOW EXACTLY AS NAME(S) APPEAR(S) HEREON. JOINT TENANTS SHOULD BOTH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD SHOW THEIR CAPACITY AS SUCH. CORPORATIONS SHOULD SIGN BY PRESIDENT OR OTHER AUTHORIZED OFFICER.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature:                                             Date:
          -------------------------------------------       -------------------
Signature:                                             Date:
          -------------------------------------------       -------------------